As filed with the Securities and Exchange Commission on October 6, 2006
                           Registration No. 333-128075


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 3 TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              American Dairy, Inc.
             (Exact name of registrant as specified in its charter)

                                      Utah
         (State or other jurisdiction of incorporation or organization)

            2020                                         87-0445575
(Primary Standard Industrial             (I.R.S. Employer Identification Number)
 Classification Code Number)

    C-16 Shin Chen International Building, No. 10, Jiu-shen Road, Zho Yan Chu
                     Beijing, The People's Republic of China
                                011-0452-4312688
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Leng You-Bin, President
   C-16 Shin Chen International Building, No. 10, Jiu-shen Road, Zho Yan Chu,
                     Beijing, The People's Republic of China
                                011-0452-4312688
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

Stephen A. Zrenda, Jr., Esq.    Jeffrey A. Rinde, Esq.
Stephen A. Zrenda, Jr., P.C.    Hodgson Russ LLP
5700 N.W. 132nd Street          60 East 42nd Street, 37th Floor
Oklahoma City, Oklahoma 73142   New York, NY 10165

 As soon as practicable after the effective date of this Registration Statement
        (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE

SUBJECT TO COMPLETION, dated October 6, 2006


PROSPECTUS

                              American Dairy, Inc.

                        5,562,105 Shares of Common Stock

                       Offered by Selling Securityholders

This Prospectus relates to the sale of up to 5,562,105 shares of the common stock of American Dairy, Inc., a Utah corporation, at a selling price to be determined by market factors at the time of their sale which are to be sold by the selling stockholders of American Dairy at their then prevailing market price or in negotiated transactions. See "Plan of Distribution".


Our common stock is traded on the NYSE Archipelago Exchange under the symbol "ADY." The closing price of our common stock on September 27, 2006 was $13.90.


American Dairy will not receive any proceeds from the sale of the shares to be offered by the selling stockholders to the public. American Dairy has agreed to pay all of the costs of this offering, excluding commissions and discounts regarding the sale of the common stock by the selling stockholders.

Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.

Certain selling stockholders and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. See "Selling Stockholders" and "Plan of Distribution".

Investing in the common stock of American Dairy involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 8.

The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ______________, 2006

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

American Dairy

American Dairy, Inc. ("American Dairy") was incorporated in the State of Utah on December 31, 1985, originally with the corporate name of Gaslight, Inc. We maintain our principal executive offices at C-16 Shin Chen International Building, No. 10, Jiu-shen Road, Zho Yan Chu, Beijing, The People's Republic of China; U.S. telephone contact (213) 488-5131.

American Dairy processes and markets milk powder, soybean powder, and related dairy products, primarily in the northeastern area of The People's Republic of China ("China"), known as the "milk belt" of China. American Dairy's production plants have a processing capability of approximately 720 tons of fresh milk per day. American Dairy's affiliated farmers have grazing rights covering approximately 514,640 acres in Kedong County in northeastern China.

American Dairy's processing plants presently have production lines for producing milk powder and production lines for producing soy bean products. American Dairy employs approximately 432 personnel that operate its milk processing and packaging plants.

We endeavor to produce premium high quality milk products that are healthy and safe for our customers. Our primary registered trademarks in China are "Feihe" and "XinHua" brands, and American Dairy also uses the brand names "Yinhe", "Jinhe" and "Xinghua".

China has a population of approximately 1,300,000,000 (1.3 billion), representing approximately 20% of the world's population, and is one of the fastest growing markets in the world. The government of China is encouraging and promoting the use of milk products, and recently launched a subsidized milk program for children, while state run television has aired programs on the benefits of drinking milk which is not a traditional drink in China. "This is important for the future of the Chinese People", according to Lin Diansheng, vice director of the Ministry of Agriculture of China. Wall Street Journal, "Got Milk? The New Craze in China is Dairy Drinks", Kathy Chen, February 28, 2003. We believe that our dairy business must grow to meet the demand for milk in China and to increase our market share, particularly by expanding our milk powder production and distribution system.

                                  THE OFFERING

General. The selling stockholders of American Dairy are offering 5,562,105 shares of the Common Stock of American Dairy that are to be sold in the market at their then prevailing market price or in negotiated transactions. The selling stockholders purchased their shares or, in some cases, were issued their shares in exchange for services rendered, all in private placements within the two years preceding this prospectus. Some of the shares offered hereby underlie warrants which have not yet been exercised by the selling stockholders.

Use of Proceeds

American Dairy will not receive any proceeds from the sale of Common Stock by the selling stockholders of American Dairy in this offering.

Risk Factors

An investment in the Shares involves various risks including, but not limited to, general economic and business conditions in the milk industry in China, and the competitiveness of the milk industry in China. Transferability of Shares The Common Stock of American Dairy is traded on the NYSE Archipelago Exchange under the trading symbol "ADY".

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected consolidated financial data of American Dairy for the six months ended June 30, 2006 and the years ended December 31, 2005, 2004, and 2003. The data are derived from our audited consolidated financial statements revised to reflect the reclassification of certain items. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the notes, appearing in elsewhere in this report.

Consolidated Income Statement Data

                                   For the Six                   For the Years Ended December 31,
                                   Months Ended   -----------------------------------------------------------------
                                  June 30, 2006       2005          2004          2003         2002         2001
                                  -------------   -----------   -----------   -----------   ----------   ----------
                                   (Unaudited)
Sales                             $52,003,246     $68,024,000   $37,416,000   $26,636,000   $5,729,199   $3,625,980
Cost of goods sold                 25,245,965      38,716,000    18,007,000    15,733,000    5,668,948    3,428,108
Distribution expenses              15,130,920      16,743,000    13,486,000     7,899,000           --        9,706
General & administrative            2,336,021       2,483,000     1,313,000     1,670,000      100,334      204,604
Depreciation                          167,784         161,000        55,000       131,000          633           --
Other income                        1,286,240       2,221,000     1,489,000     1,197,000        5,889       39,186
Gain on disposal of asset                  --           9,000         1,000            --
Interest expense/finance costs        402,937         523,000        49,000        25,000        1,596       13,887
Minority interest                      20,608           2,000            --            --           --           --
Income tax (provision) benefit             --              --       262,000      (339,000)          --           --
Net income                         10,026,467      11,630,000     6,258,000     2,037,000      (36,423)       8,861
Other comprehensive income            469,354         605,000            --            --           --           --
Total comprehensive income         10,495,821      12,235,000     6,258,000     2,037,000      (36,423)       8,861
Basic net income per share        $      0.70     $      0.83   $      0.52   $      0.19   $    (0.00)  $     0.00
Weighted average basic shares
  outstanding                      14,373,202      13,931,000    12,077,000    10,536,000    9,650,000    9,650,000
Diluted net income
  per common share                $      0.61     $      0.74   $      0.47   $      0.19   $    (0.00)  $     0.00
Weighted average diluted shares
  outstanding                      16,860,107      16,057,000    13,456,000    10,536,000    9,650,000    9,650,000

Consolidated Balance Sheet Data

                                                 Year Ended December 31,
                            -----------------------------------------------------------------
                                2005          2004          2003         2002         2001
                            -----------   -----------   -----------   ----------   ----------
Total Assets                $69,370,000   $37,841,038   $19,192,853   $9,221,312   $9,652,075
Total Current liabilities    33,236,000    20,883,611    13,274,966    8,877,134    7,773,841
Long term debt                5,543,000       597,875       289,854           --           --
Minority interest               494,000       180,458            --           --           --
Total stockholders equity    30,097,000    16,179,094     5,628,033      344,178    1,878,234

Quarterly Financial Data for 2005 and 2004

                                                              Quarters Ended
                                 -------------------------------------------------------------------------
                                 December 31, 2005   September 30, 2005   June 30, 2005   * March 31, 2005
                                 -----------------   ------------------   -------------   ----------------
Total Revenues                      $25,599,747          $14,273,618       $14,589,807       $13,560,828
Gross Profit                          9,304,064            6,744,356         6,996,110         6,263,470
Net Income                            3,994,723            2,178,699         2,823,250         2,633,328
Net Earnings per common share:
  Basic                             $      0.27          $      0.16       $      0.21       $      0.19
  Diluted                           $      0.25          $      0.14       $      0.18       $      0.17

                                                                 Quarters Ended
                                 -----------------------------------------------------------------------------
                                 December 31, 2004   * September 30, 2004   * June 30, 2004   * March 31, 2004
                                 -----------------   --------------------   ---------------   ----------------
Total Revenues                      $11,912,681           $8,662,297           $9,124,669        $7,716,353
Gross Profit                          7,281,853            3,862,047            4,614,090         3,651,010
Net Income                            2,378,178            1,244,586            1,445,281         1,189,955
Net Earnings per common share:
  Basic                             $      0.20           $     0.10           $     0.12        $     0.10
  Diluted                           $      0.16           $     0.09           $     0.12        $     0.10

* Effective July 1, 2005 slotting fees paid by American Dairy previously reported as expenses have been reclassified as a reduction of revenues. The above schedule reflects a reclassifying entry for prior periods to conform to this presentation.

                                  RISK FACTORS

General

WE EXPECT TO INCUR COSTS RELATED TO OUR PLANNED EXPANSION AND GROWTH INTO NEW PLANTS AND VENTURES WHICH MAY NOT PROVE TO BE PROFITABLE. MOREOVER, ANY DELAYS IN OUR EXPANSION PLANS COULD CAUSE OUR PROFITS TO DECLINE AND JEOPARDIZE OUR BUSINESS.

We anticipate that our proposed expansion of our milk processing plants may include the construction of new or additional facilities. American Dairy's cost estimates and projected completion dates for construction of new production facilities may change significantly as the projects progress. In addition, American Dairy's projects will entail significant construction risks, including shortages of materials or skilled labor, unforeseen environmental or engineering problems, weather interferences and unanticipated cost increases, any of which could have a material adverse effect on the projects and could delay their scheduled openings. A delay in scheduled openings will delay American Dairy's receipt of increased sales revenues, which, when coupled with the increased costs and expenses of our expansion, could cause a decline in our profits.

Our plans to finance, develop, and expand American Dairy's milk processing facilities will be subject to the many risks inherent in the rapid expansion of a high growth business enterprise, including unanticipated design, construction, regulatory and operating problems, and the significant risks commonly associated with implementing a marketing strategy in changing and expanding markets. These projects may not become operational within their estimated time frames and budgets as projected at the time American Dairy enters into a particular agreement, or at all. In addition, American Dairy may develop projects as joint ventures in an effort to reduce its financial commitment to individual projects. The significant expenditures required to expand our milk processing plants may not ultimately result in increased profits.

When our future expansion projects become operational, American Dairy will be required to add and train personnel, expand our management information systems and control expenses. If we do not successfully address American Dairy's increased management needs or are otherwise unable to manage our growth effectively, American Dairy's operating results could be materially and adversely affected.

OUR PRODUCTS MAY NOT ACHIEVE MARKET ACCEPTANCE.

We are currently selling our products principally in northern China. Achieving market acceptance for American Dairy's products, particularly in new markets, will require substantial marketing efforts and the expenditure of significant funds. There is substantial risk that any new markets may not accept or be as receptive to our products. Market acceptance of our current and proposed products will depend, in large part, upon our ability to inform potential customer that the distinctive characteristics of our products make them superior to competitive products and justify their pricing. Our current and proposed products may not be accepted by consumers or able to compete effectively against other premium or non-premium dairy products. Lack of market acceptance would limit our revenues and profitability.

CHANGING CONSUMER PREFERENCES MAKE DEMAND FOR OUR PRODUCTS UNPREDICTABLE. As is the case with other companies marketing dairy products, American Dairy is subject to changing consumer preferences and nutritional and health-related concerns. Our business could be affected by certain consumer concerns about dairy products, such as the fat, cholesterol, calorie, sodium, lactose content or contamination of such products. A significant percentage of customers in China are lactose intolerant, and may therefore prefer other beverages. American Dairy could become subject to increased competition from companies whose products or marketing strategies address these consumer concerns more effectively.

Adverse medical research relating to milk and demand for milk could decrease the demand for our products. Periodically, medical and other studies are released and announcements by medical and other groups are made which raise concerns over the healthfulness of cow's milk in the human diet. To date, we do not believe that any such studies have had a material effect on milk consumption rates in China. However, a study may be published or an announcement made concerning the healthfulness of cow's milk which may result in a decrease in demand for dairy products in China.

OUR PLANNED GROWTH MAY REQUIRE MORE RAW MILK THAN IS AVAILABLE AND COULD DIMINISH THE QUALITY OF OUR DAIRY PRODUCTS. The supply of raw milk may be insufficient to meet demand which would limit our growth. Moreover, as we attempt to implement our growth strategy, it may become difficult to maintain current levels of quality control. Thus, concerns over quality control could also limit our growth. The raw milk used in our products is supplied to American Dairy by numerous local farms under output contracts. We believe that our farmers can increase their production of raw milk. We further believe, however, that this supply may not be sufficient to meet increased demand for our products associated with our proposed marketing efforts and that such increase may compromise quality. Though we believe that additional raw milk is available locally, if needed, we may not be able to enter into arrangements with the producers of such milk on terms acceptable to American Dairy, if at all. An inadequate supply of raw milk, coupled with concern over quality control, could limit our ability to grow, cause our earnings to decline and make our business less profitable.

POSSIBLE VOLATILITY OF RAW MILK COSTS MAKES OUR OPERATING RESULTS DIFFICULT TO PREDICT, AND A STEEP COST OF INCREASE COULD CAUSE OUR PROFITS TO DIMINISH SIGNIFICANTLY. The current policy of China since the mid-1990s has focused on moving the industry in a more market-oriented direction. These reforms have resulted in the potential for greater price volatility relative to past periods, as prices are more responsive to the fundamental supply and demand aspects of the market. These changes in China's dairy policy could increase the risk of price volatility in the dairy industry, making our net income difficult to predict. Also, if prices are allowed to escalate sharply, our costs will rise which will lead to a decrease in profits.

THE LOSS OF ANY OF OUR KEY EXECUTIVES COULD CAUSE AN INTERRUPTION OF OUR BUSINESS AND AN INCREASE IN OUR EXPENSES IF WE ARE FORCED TO RECRUIT ARE PLACEMENT; WE HAVE NO KEY-MAN LIFE INSURANCE COVERING THESE EXECUTIVES. American Dairy is highly dependent on the services of Leng You-Bin and Liu Hua, and the loss of their services would have a material adverse impact on our operations. These individuals have been primarily responsible for the development of American Dairy and the development and marketing of our products. American Dairy has not applied for key-man life insurance on the lives of these executives but may do so in the future.

THE MILK BUSINESS IS HIGHLY COMPETITIVE AND, THEREFORE, WE FACE SUBSTANTIAL COMPETITION IN CONNECTION WITH THE MARKETING AND SALE OF OUR PRODUCTS. In general, milk products are price sensitive and affected by many factors beyond our control, including changes in consumer tastes, fluctuating commodity prices and changes in supply due to weather, production, feed costs and natural disasters. Our products compete with other premium quality dairy brands as well as less expensive, non-premium brands. American Dairy's milk faces competition from non-premium milk producers distributing milk in our marketing area and other milk producers packaging their milk in glass bottles, and other special packaging, which serve portions of our marketing area. Most of our competitors are well established, have greater financial, marketing, personnel and other resources, have been in business for longer periods of time than American Dairy, and have products that have gained wide customer acceptance in the marketplace. The largest competitors of American Dairy are state-owned dairies owned by the government of China. Large foreign milk companies have also entered the milk industry in China. The greater financial resources of such competitors will permit them to procure retail store shelf space and to implement extensive marketing and promotional programs, both generally and in direct response to advertising claims by American Dairy. The milk industry is also characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. We may be unable to compete successfully or our competitors may develop products which have superior qualities or gain wider market acceptance than ours.

LACK OF PROPERTY AND GENERAL LIABILITY INSURANCE EXPOSE AMERICAN DAIRY TO THE RISK OF LOSS OF OUR PROPERTY AS WELL AS LIABILITY RISKS IN THE EVENT OF LITIGATION AGAINST OUR COMPANY. American Dairy and its subsidiaries do not carry any property insurance, general liability insurance, or any other insurance that covers the risks of our business operations. As a result, any material loss or damage to our properties or other assets could lead to an increase in costs to replace or repair lost or damaged property and, possibly, a decline in revenues from lost use of the lost or damaged property. Also, personal injuries arising from our business operations, could significantly increase our costs for attorneys' fees as well as the payment of any damages arising out of the litigation. Any of the above would cause lost profits.

AS WE INCREASE THE SCALE OF OUR OPERATIONS, WE MAY BE UNABLE TO MAINTAIN THE LEVEL OF QUALITY WE CURRENTLY ATTAIN BY PRODUCING OUR PRODUCTS IN SMALL BATCHES. Our products are manufactured in small batches with milk from the farms of local farmers. We may be unable to maintain the quality of our dairy products at increased levels of production. Increased production levels may cause American Dairy to modify its current manufacturing methods and will necessitate the use of milk from other additional sources. A decline in the quality of our products could damage American Dairy's business, operations and finances.

WE FACE THE POTENTIAL RISK OF PRODUCT LIABILITY ASSOCIATED WITH FOOD PRODUCTS. American Dairy faces the risk of liability in connection with the sale and consumption of milk products and soybean products should the consumption of such products cause injury, illness or death. Such risks may be particularly great in a company undergoing rapid and significant growth. American Dairy currently maintains no product liability insurance. Any insurance which we may obtain in the future may be insufficient to cover potential claims or the level of insurance coverage needed may be unavailable at a reasonable cost. A partially or completely uninsured successful claim against American Dairy would drive up our costs to defend such claim or pay damages and could cause reputational damage which would hurt our revenues. Either of these results would in turn reduce our profitability.

DOING BUSINESS IN CHINA INVOLVES VARIOUS RISKS INCLUDING INTERNAL AND INTERNATIONAL POLITICAL RISKS, EVOLVING NATIONAL ECONOMIC POLICIES AS WELL AS FINANCIAL ACCOUNTING STANDARDS, EXPROPRIATION AND THE POTENTIAL FOR A REVERSAL IN ECONOMIC CONDITIONS. Since the late 1970s, the government of the PRC has been reforming the Chinese economic system. These reforms have resulted in significant economic growth and social progress. These policies and measures may from time to time be modified or revised. Adverse changes in economic policies of the Chinese government or in the laws and regulations, if any, could have a material adverse effect on the overall economic growth of China, and could adversely affect our business operations.

EXTENSIVE REGULATION OF THE FOOD PROCESSING AND DISTRIBUTION INDUSTRY IN CHINA COULD INCREASE OUR EXPENSES RESULTING IN REDUCED PROFITS. American Dairy is subject to extensive regulation by China's Agricultural Ministry, and by other county and local authorities in jurisdictions in which its products are processed or sold, regarding the processing, packaging, storage, distribution and labeling of our products. Applicable laws and regulations governing our products may include nutritional labeling and serving size requirements. Our processing facilities and products are subject to periodic inspection by national, county and local authorities. We believe that we are currently in substantial compliance with all material governmental laws and regulations and maintain all material permits and licenses relating to our operations. Nevertheless, we may fall out of substantial compliance with current laws and regulations or may be unable to comply with any future laws and regulations. To the extent that new regulations are adopted, American Dairy will be required to conform its activities in order to comply with such regulations. Our failure to comply with applicable laws and regulations could subject American Dairy to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, operations and finances.

THE CHINESE CURRENCY, "RENMINBI", IS NOT A FREELY CONVERTIBLE CURRENCY, WHICH COULD LIMIT OUR ABILITY TO OBTAIN SUFFICIENT FOREIGN CURRENCY TO SUPPORT OUR BUSINESS OPERATIONS IN THE FUTURE. We rely on the Chinese government's foreign currency conversion policies, which may change at any time, in regard to our currency exchange needs. We receive substantially all of our revenues in Renminbi, which is not freely convertible into other foreign currencies. In China, the government has control over Renminbi reserves through, among other things, direct regulation of the conversion of Renminbi into other foreign currencies and restrictions on foreign imports. Although foreign currencies which are required for "current account" transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government. This type of heavy regulation by the Chinese government of foreign currency exchange restricts certain of our business operations and a change in any of these government policies, or any other, could further negatively impact our operations which could result in a loss of profits.

FLUCTUATIONS IN THE EXCHANGE RATE BETWEEN THE CHINESE CURRENCY AND THE UNITED STATES DOLLAR COULD ADVERSELY AFFECT OUR OPERATING RESULTS. The functional currency of our operations in China is "Renminbi". However, results of our operations are translated at average exchange rates into United States dollars for purposes of reporting results. As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could cause our profits, and therefore our stock prices, to decline.

In order for our China subsidiaries to pay dividends to American Dairy, a conversion of Renminbi into us dollars is required which, if we were not allowed by the Chinese government, would cause an interruption in our operating cash flow. Under current Chinese law, the conversion of Renminbi into foreign currency generally requires government consent. Government authorities may impose restrictions that could have a negative impact in the future on the conversion process and upon the ability of American Dairy to meet its cash needs, and to pay dividends to its shareholders. Although, our subsidiaries' classification as wholly - owned foreign enterprises ("WOFEs") under Chinese law permits them to declare dividends and repatriate their funds to American Dairy in the United States, any change in this status or the regulations permitting such repatriation could prevent them from doing so. Any inability to repatriate funds to American Dairy would in turn prevent payments of dividends to our shareholders.

DIVIDENDS PAID TO AMERICAN DAIRY, AS THE U.S. PARENT COMPANY, WOULD BE SUBJECT TO U.S. CORPORATE INCOME TAX. American Dairy has not accrued any tax liability associated with the possible payment of dividends to the U.S. parent company. Such a tax would be an added expense appearing on our balance sheet which would reduce our net income.

LACK OF BANK DEPOSIT INSURANCE PUTS OUR FUNDS AT RISK OF LOSS FROM BANK FORECLOSURES OR INSOLVENCIES. American Dairy maintains certain bank accounts in China that are not insured and are not protected by FDIC insurance or other insurance. As of June 30, 2006, American Dairy held $183,000 of cash balances in the United States of which $876,000 was in excess of five insurance limits. If a Chinese bank holding our funds experienced insolvency, it may not permit us to withdraw our funds which would result in a loss of such funds and reduction of our net assets.

LIMITED AND UNCERTAIN TRADEMARK PROTECTION IN CHINA MAKES THE OWNERSHIP AND USE OF OUR TRADEMARK UNCERTAIN. American Dairy has obtained trademark registrations for the use of our tradename "Feihe", which has been registered with the Trademark Bureau of the State Administration for Industry and Commerce with respect to our milk products. We believe our trademark is important to the establishment of consumer recognition of our products. However, due to uncertainties in Chinese trademark law, the protection afforded by our trademark may be less than we currently expect and may, in fact, be insufficient. Moreover even if it is sufficient, in the event it is challenged or infringed, we may not have the financial resources to defend it against any challenge or infringement and such defense could in any event be unsuccessful. Moreover, any events or conditions that negatively impact our trademarks could have a material adverse effect on our business, operations and finances.

OUR LACK OF PATENT PROTECTION COULD PERMIT OUR COMPETITORS TO COPY OUR TRADE SECRETS AND FORMULAE AND THUS GAIN A COMPETITIVE ADVANTAGE. American Dairy has no patents covering our products or production processes, and we expect to rely principally on know-how and the confidentiality of our formulae and production processes for our products and our flavoring formulae in producing competitive product line. Any breach of confidentiality by our executives or employees having access to our formulae could result in our competitors gaining access to such formulae. The ensuing competitive disadvantage could reduce our revenues and our profits.

WE HAVE NOT HELD A MEETING OF OUR SHAREHOLDERS FOR SEVERAL YEARS WHICH COULD SUBJECT AMERICAN DAIRY TO A SUIT TO COMPEL SUCH A MEETING. Section 16-10a-701 of the Utah Revised Business Corporations Act calls for a corporation to hold an annual meeting of its shareholders. Our failure to hold an annual meeting is inconsistent with this provision. The most likely remedy for such failure is to compel American Dairy to hold an annual meeting.

                           FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "expect", "plans", "intends", "anticipate", "believe", "estimate" and "continue" or similar words and are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should read statements that contain these words carefully because they discuss its future expectations, contain projections of its future results of operations or of its financial condition or state other "forward-looking" information. American Dairy believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that American Dairy is not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors", as well as any cautionary language in this Prospectus, provide examples of risks, uncertainties and events that may cause American Dairy's actual results to differ materially from the expectations American Dairy describes in its forward-looking statements. Before you invest in the Common Stock, you should be aware that the occurrence of the events described as risk factors and elsewhere in this Prospectus could have a material adverse effect on its business, operating results and financial condition.

                                    BUSINESS

General

American Dairy, Inc. was incorporated under the corporate laws of the State of Utah on December 31, 1985, originally with the corporate name of Gaslight, Inc. It was inactive until March 30, 1988 when it changed its corporate name to Lazarus Industries, Inc. and engaged in the business of manufacturing and marketing medical devices. This line of business was discontinued in 1991, and it became a non-operating public company shell.

Effective May 7, 2003, American Dairy completed the acquisition of 100% of the issued and outstanding capital stock of American Flying Crane Corporation (formerly called American Dairy Holdings, Inc.) ("AFC"), a Delaware corporation. As a result, AFC become a wholly-owned subsidiary of American Dairy. In addition, American Dairy amended its Articles of Incorporation to change its name to "American Dairy, Inc." and completed a one-for-nineteen (1-for-19) reverse split of its Common Stock.

AFC holds 100% of the issued and outstanding capital of Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") in The People's Republic of China. The principal activity of Feihe Dairy is the production and distribution of milk powder and other dairy products. Feihe Dairy has three subsidiaries, BaiQuan Feihe Dairy Co., Limited (of which it owns 100% of the registered capital and which is engaged in the production and supply of processed milk and soybean products for Feihe Dairy), Beijing Feihe Biotechnology Scientific and Commercial Co., Limited (of which it owns 95% of the registered capital, the other 5% being held in a trust for American Dairy, and which is the marketing company for Feihe Dairy) and Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited ("Shanxi") (of which it owns 60% of the registered capital and which was originally formed to develop and operate a walnut processing plant).

American Dairy purchased all of the outstanding capital stock of AFC from its stockholders in exchange for 9,650,000 restricted shares (post-split) of the common stock of American Dairy. In addition to the shares issued as consideration for the merger, at the time of the closing, AFC paid a dividend in the approximate amount of $860,000 to its sole shareholder as an adjustment for the significant increase in value in AFC which occurred between the signing of the agreement and the closing. Pursuant to the written consent of the stockholders holding approximately 66% of the outstanding common stock of American Dairy, the stockholders approved:

1. an amendment to the Articles of Incorporation of American Dairy to change its corporate name to "American Dairy, Inc.";

2. a one-for-nineteen (1-for-19) reverse split of the Common Stock of American Dairy; and

3. the establishment of its 2003 Stock Incentive Plan covering 3,000,000 shares of Common Stock for its key employees, including officers, employees, directors and consultants.

Current Corporate Structure

The following chart reflects the current corporate structure of the American Dairy entities:


                                      ADY
--------------------------------------------------------------------------------
    |                      |                         |                      |
    |                      |                         |                      |
  100%                   100%                      100%                   100%
    |                      |                         |                      |
    |                      |                         |                      |
    V                      V                         V                      V
Lang Fang               Gan Han                 American Fly            Shan Xi
 FeiHe                   FeiHe                     Crane                 FeiHe
                                                     |
                                                     |
                                                   100%
                                                     |
                                                     |
                                                     V
                                           Heilongjiang FeiHe
                                                   Dairy
                                 -----------------------------------------------
                                      |                     |           |
                                      |                     |           |
                                    100%                   95%    5% Leng YOUBIN
                                      |                     |           |
                                      |                     |           |
                                      |                     V           V
                                      V                    --------------------
                                  Bai Quan                       Beijing
                                    FeiHe                         FeiHe

Heilongjiang Feihe Dairy Co., Limited and Subsidiaries

Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") and its subsidiaries are companies organized under the laws of The People's Republic of China.

The history of Feihe Dairy commenced in 1962 when its predecessor, Heilongjiang Zhaoguang Hongguang Dairy Plants ("Hongguang Dairy Plant") was established as a wholly - owned State Enterprise, whose principal activities were the production and distribution of powdered milk in China. The Hongguang Dairy Plant was located at Zhaoguang Livestock Farm of Zhaoguang Agro-Cultivated Bureau, its production capability was five tons a day and its main sales territory was Shangdong Province.

In 1982, Heilongjiang Zhaoguang Dairy Plants ("Zhaoguang Dairy"), another State Enterprise, was established at Zhaoguang Plantation near BeiAn City. In 1984, Hongguang Dairy Plants and Zhaoguang Dairy were merged into Heilongjiang Zhaoguang Dairy Plants. The State continued to retain ownership of the merged Heilongjiang Zhaoguang Dairy Plants.

In 1997, the merged Heilongjiang Zhaoguang Dairy Plants was further reorganized and its name changed to Heilongjiang Feihe Dairy Group Limited. In February 2000, Heilongjiang Feihe Dairy Group Limited completed its registered capital restructuring to become a private company with registered capital of $894,226.

In March 2001, the restructured Heilongjiang Feihe Dairy Group Limited changed its name to its present name of Heilongjiang Feihe Dairy Co., Limited and acquired all of the fixed assets (including land use rights, plant and equipment and factory buildings) of Kedong Gongmu Dairy Plants. Heilongjiang Sanhao Dairy Co., Limited ("Sanhao Dairy") was incorporated on March 28, 2001 with registered capital of $433,110. Feihe Dairy owned 99% of Sanhao Dairy and Fu Man Guo held the remaining 1% in trust for Feihe Dairy. Under a Sale and Purchase Agreement dated February 6, 2001 between Feihe Dairy and Kedong County Economic Committee, Feihe Dairy agreed to acquire all the fixed assets including land use rights from Kedong Gongmu Dairy Plants at a consideration of $364,269. Following the incorporation of Sanhao Dairy, Feihe Dairy, as its contribution towards the registered capital, injected all the fixed assets from Kedong Gongmu Dairy Plants, except for its land uses rights to 47,640 square meters of land, into Sanhao Dairy, plus cash of $68,841.

In August 2001, Feihe Dairy's new production facilities in Kedong County commenced production of milk powder.

During 2004, American Dairy merged Sanhao Dairy into BaiQuan Feihe Dairy Co., Limited and consolidated their operations.


During April 2004, American Dairy established a 60% owned subsidiary called Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited ("Shanxi Feihesantai"), a limited liability company registered in Shanxi Province in The People's Republic of China. The remaining 40% owner of Shanxi Feihesantai is Licheng Shantia Technology Enterprises Limited, an unaffiliated company. The business of Shanxi Feihesantai is the production and distribution of walnut power and other walnut products. During the third quarter of 2006, American Dairy purchased the additional 40% interest in Shanxi Feihesantai from Licheng Shantia.

During June 2005, American Dairy purchased a milk powder processing facility from Nutricia Nutritionals Co. of Heilongjiang Province for $7,300,000 and its inventory for $130,000. American Dairy also has acquired 19 milk collection stations in this transaction.


In 2006, American Dairy has established two new subsidiaries in China, Lang Fang FeiHe and Gan Nan FeiHe.


Principal Products

Our products fall into three main product categories, milk powder, soybean powder and walnut products.

Milk Powder

This is our primary product and itself is divided into several sub-categories. We produce milk powder for babies and young children formulated for 0 to six months, six months to one year, one to three years and three to five years of age. We also produce milk powder for students and for the middle aged and elderly population.

Soybean Powder

Soybean Powder is an auxiliary product to our milk powders and represents a low fat, high calcium alternative to cow's milk, particularly for seniors.

Walnut Powder and Other Products

We produce other auxiliary products which we market in conjunction with our baby milk powder as well as to health-conscious adults. These products include walnut powder, walnut dew, walnut oil and rice powder/rice cereal.

Sources of Milk

Under supply arrangements with numerous small dairy farmers who have cattle grazing rights and use rights to approximately 514,640 acres of land in Kedong County in northeastern China, American Dairy has been able to receive supplies of raw milk without having to make capital investments in farms and cattle. Approximately 27% of this acreage is arable pasture land, and approximately 30% is planted with beans and corn. Historically, the milk industry in China has been very fragmented and segmented with most production being generated by farmers owning and milking one to ten cows.

Milk Processing Facilities

American Dairy has the following principal operating milk powder production and packaging plants:

Kedong I (Sanhao Dairy)

Located in Kedong County in the City of QiQiHaEr, in Heilongjiang Province, China, American Dairy acquired this plant in March 2001 for $461,632. The land is approximately 47,640 square meters. The plant buildings have approximately 4,500 square meters of production space and 720 square meters of office space. The plant is approximately 14 years old. Sanhao Dairy has approximately 236 production and packaging employees at this plant and has a capacity of 50 tons per day.

BaiQuan Feihe Dairy

American Dairy acquired this plant in January 2003 for $700,483. Additional land was subsequently acquired for $293,450 in March 2004. The land is approximately 40,000 square meters. The plant building has approximately 5,458 square meters of production space and 800 square meters of office space, and is approximately 15 years old. BaiQuan Dairy has approximately 62 production and packaging employees and has a capacity of 100 tons per day. Kedong II.

American Dairy began building a new milk powder processing plant during 2004 in close proximity to its Sanhao Dairy plant in Kedong County. We acquired the land use rights to this location for $400,966 and entered into a construction contract to build the new plant for approximately $4,200,000 (Rmb. 34,866,000). We incurred construction costs and ordered new milk powder processing machines and equipment from suppliers at a cost of $10,757,620 through December 31, 2005.

This new plant was completed in December 2005 and has a capacity of 300 tons per day.

Numico

During 2005, American Dairy entered into an Asset Purchase Agreement with Nutricia Nutritionals Co., Ltd. of Heilongjiang ("Nutritionals") in China. Nutritionals is a wholly-owned subsidiary of Royal Numico N.V., a public limited liability company organized in the Netherlands. Pursuant to the Agreement, Feihe Dairy acquired substantially all of the assets of Nutritionals for $7,300,000 and its inventory for $130,000. The assets are comprised primarily of the land use rights and buildings of Nutritionals' milk powder plant in Heilongjiang Province in the PRC and all of its milk powder processing equipment at its plant. The Company also acquired approximately 19 milk collection stations for the collection of raw milk to supply the processing plant. This milk powder plant is capable of processing approximately 8,100 tons of raw milk per month into approximately 1,620 tons of milk powder per month. the milk powder plant in Heilongjiang Province which Feihe Dairy acquired from Nutricia Nutritionals Co., Ltd. in 2005 has a capacity of 270 tons per day. The acquisition increased the production capacity of American Dairy's milk powder operations by approximately 60%.

The combined capacity of all of these plants is 720 tons per day.

The existing production facilities of American Dairy employ approximately 578 total production personnel.

All aspects of production of American Dairy's products are based on traditional practices designed to yield premium quality, wholesome and superior tasting foods. Because of the consistent quality of the milk powder products of American Dairy, it was awarded an ISO9002 quality Assurance Certificate in October 2000. In accordance with the requirements of ISO9002, American Dairy established a "Quality Assurance Handbook" that provides standardized requirements and procedures regarding the purchase of raw milk, its milk processing systems, storage and packaging standards, the distribution of its products, and employee training.

Milk Processing. American Dairy believes that through purchasing raw milk locally and employing minimal processing techniques, it is able to preserve the fresh taste of milk. American Dairy's dairy processes raw milk within 24 to 36 hours after milking. Most large regional dairies, it believes, process raw milk which may be three to four days old. Milk processed by conventional farms for sale to regional dairies is typically stored at the farm for a minimum of two days, commonly spends a full day in transit to the dairy facility, and is only processed the following day. American Dairy's milk is not homogenized. During homogenization, pressurized milk is forced through openings smaller than the size of the fat globules present in milk, breaking them into smaller particles. Thus treated, the milk fat remains suspended and does not separate out in the form of cream. American Dairy believes that this process adversely affects the taste and feel of milk. In addition, American Dairy's milk is pasteurized at the lowest temperatures allowed by law to avoid imparting a cooked flavor to the milk. When the milk is clarified and the butterfat removed to yield cream and skim milk, a process of cold separation is used, rather than the more commonly employed hot separation which it believes adversely affects the favor of the milk.

Dairy Product Processing. American Dairy's products are made in small batches using minimal processing techniques to maintain freshness and allow maximum flavor and nutrition retention. They are made with wholesome ingredients. No chemicals or additives are employed. Because they are produced locally, our dairy products arrive to consumers in American Dairy's marketing area sooner after production than most other dairy products. To assure product quality, the beginning of each production run is sampled for flavor, aroma, texture and appearance. In addition, inspectors conduct spot-checks for bacteria and butterfat content in its products, as well as sanitary conditions in its facilities. Product Sales

Walnut Powder Operations

During April 2004, American Dairy established a 60% owned subsidiary called Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited, a limited liability company registered in Shanxi Province in The People's Republic of China. The other 40% of Shanxi Feihesantai is owned by Licheng Shantia Technology Enterprises Limited, an unaffiliated company. The business of Shanxi Feihesantai is the production and distribution of walnut powder and other walnut products. Shanxi Feihesantai was organized with $402,174 in registered capital. This plant was completed and began operations during October 2005.

The following table reflects the sales of the five principal products of American Dairy during the fiscal year ended December 31, 2005:

                                       2005                                2004
                        ----------------------------------   ---------------------------------
                         Quantity                     %       Quantity                  %
Product name               (Kg)        Amount     of sales      (Kg)        Amount     of sale
---------------------   ---------   -----------   --------   ---------   -----------   -------
Ca+Zn series(1)         4,722,624   $13,348,008      19%     4,719,669   $12,682,053     34%
CPP series(1)           4,503,308   $24,700,822      35%     2,398,579   $12,609,205     34%
Soybean series(2)       1,781,052   $ 3,065,612      16%     2,199,445   $ 5,570,911     15%
Nucleotides series(1)   1,094,676   $11,017,136      10%       219,153   $ 2,418,618      6%
Rice cereal series(3)   2,664,230   $ 7,319,683       4%             *   $         *

----------
(1)   Milk powder product

(2)   Soybean powder products

(3)   Rice products

Product Distribution

Currently, FeiHe's products are sold in stores nationwide in China except in Hong Kong SAR, Macau SAR and Taiwan. The company has a distribution team working out of its headquarters and coordinating a network of over 300 dealers or representatives in key provinces across China. The dealers, in turn, each hire one or two secondary agents who assist in the distribution process, including inventory management, product sales and service and payments. Dealer agents display and sell our products in specially designated areas in stores.

Generally, product is delivered only after receipt of payment from the dealer. Dealers have new agreements each year which specify sales targets and territories among other provisions. The Company seeks to expand the number of key provinces served by its dealer network as part of its growth strategy and ultimately to establish a distribution system based upon local production at local dairies. American Dairy distributed its products to over 25 provinces in China during 2005. No province exceeded 10% of sales.

Customers

No customers of American Dairy equaled or exceeded 10% of its sales during the years ended December 31, 2005, 2004 or 2003, except that one customer, Heilongjiang Changxin Dairy, represented approximately 15% of sales during 2005.

Research and Development

American Dairy has six technicians engaged in research and development activities. These technicians monitor quality control at the milk processing plants of American Dairy to ensure that the processing, packaging and distribution of the milk products result in high quality premium milk products that are safe and healthy for our customers. These technicians also pursue methods and techniques to improve the taste and quality of our milk products and to evaluate new milk products for further production based upon changes in consumer tastes, trends and the introduction of competitive products by other milk producers.

During the fiscal year ended December 31, 2003, 2004 and 2005 we spent less than $10,000 per year on research and development and all of such amount was paid in compensation to our six quality control technicians described above.

Growth Strategy

The market for dairy products in China is growing rapidly. Or growth strategy involves capturing as much of this market as possible while it is in this rapid growth phase. This includes plans to acquire additional grazing rights and collection stations to secure our supply of raw milk and to acquire or construct additional processing and distribution facilities. We believe that our milk powder products enjoy a reputation for high quality among those familiar with them. We believe that this reputation has spread principally by word-of-mouth and also as a result of favorable press coverage. We have also increased our marketing efforts through national television. Pursuant to our marketing plan, we will seek to build upon our products' reputation and create strong brand identities, making our products more widely recognizable.

We will seek to extend the distribution of our products to contiguous markets with high population concentrations. If we can successfully implement our growth strategy, we will also seek to enter other markets through joint ventures, licensing or other arrangements with local dairy farms which we believe would benefit significantly from selling their raw milk to newly established local dairies that will produce and sell American Dairy brand milk powder products and soybean products in their local markets. The key elements of American Dairy's growth strategy to reach its goal, include:

o emphasizing local production and distribution of our products, beginning with purchasing raw milk from local farmers, resulting in premium quality milk powder products.

o increasing regional and national television advertising to better establish the "Feihe" brand name and increase the scope of our market area.

Brand Development and Marketing

American Dairy's marketing will emphasize the local production and national distribution of our products, which begins with local dairy herds and results in premium quality products to a national market. We believe that American Dairy's story adds legitimacy to our marketing claim that we produce farm fresh products and helps to instill confidence in consumers as to the purity and wholesomeness of our products.

We also seek to convey this story through the packaging we use for our products. Our products have also received marketing benefits from a considerable volume of favorable press and other publications of mass circulation which has rated our products highly.

American Dairy's marketing and promotional efforts will continue to include:

o Redesigning packaging of non-fluid products to promote a premium quality image.

o Refining and targeting our message, which to date has largely been the product of word-of-mouth and product reviews.

o Developing trade material, including four-color trade sell sheets and brochures.

o     Further distinguishing our products from other dairy products.

o Expanding retail advertising, including print advertising, televised advertising and focused public relations.

American Dairy incurred advertising costs of $3,380,218 during fiscal 2005, and incurred advertising costs of $2,742,257 during fiscal 2004. Advertising costs for the six months ended June 30, 2006 were $9,260,479.

Soy Bean and Rice Cereal

American Dairy also produces soy bean powder and rice cereal which comprised 16% and 4% respectively of sales during the fiscal year ended December 31, 2005.

Competition

The food and beverage business is highly competitive and, therefore, American Dairy faces substantial competition in connection with the marketing and sale of our milk powder products and soybean products. Our products are positioned as premium products and, accordingly, are generally priced higher than certain similar competitive products. We believe that the principal competitive factors in marketing our products are quality, taste, freshness, price and product recognition. While we believe that we compete favorably in terms of quality, taste and freshness, our products are more expensive and less well known than certain other established brands. Our premium products may also be considered in competition with non-premium quality dairy products for discretionary food dollars.

Government Regulation

American Dairy is regulated under national and county laws in China. The following information summarizes certain aspects of those regulations applicable to American Dairy and is qualified in its entirety by reference to all particular statutory or regulatory provisions.

Regulations at the national, province and county levels are subject to change. To date, compliance with governmental regulations has not had a material impact on American Dairy's level of capital expenditures, earnings or competitive position, but, because of the evolving nature of such regulations, management is unable to predict the impact such regulation may have in the foreseeable future.

As a manufacturer and distributor of food products, American Dairy is subject to regulations of China's Agricultural Ministry. This regulatory scheme governs the manufacture (including composition and ingredients), labeling, packaging and safety of food. It also regulates manufacturing practices, including quality assurance programs, for foods through its current good manufacturing practices regulations, and specifies the standards of identity for certain foods, including the products sold by American Dairy, and prescribes the format and content of many of the products sold by American Dairy, prescribes the format and content of certain nutrition information required to appear on food products labels and approves and regulates claims of health benefits of food products.

In addition, China's Agricultural Ministry authorizes regulatory activity necessary to prevent the introduction, transmission or spread of communicable diseases. These regulations require, for example, pasteurization of milk and milk products. American Dairy and its products are also subject to province and county regulations through such measures as the licensing of dairy manufacturing facilities, enforcement of standards for its products, inspection of its facilities and regulation of its trade practices in connection with the sale of dairy products.

Employees

As of September 1, 2006, we have approximately 10,000 employees on our payroll. Of these, eight are group administrators, approximately 8,250 are in marketing, approximately 24 provide marketing support, approximately 82 work in our Nutrition Department as consultants and managers, approximately 18 perform administrative functions, including financing, auditing and human resources and approximately 750 are in production, storage and distribution.

Borrowing Policies

American Dairy may borrow at competitive rates of interest. Borrowed funds will not be used for dividends to the shareholders.

The precise amount, if any, borrowed by American Dairy will depend in part upon the availability of financing, and prevailing interest rates and other loan costs. Such financing, if any, may be unavailable to American Dairy in the amounts desired or on terms considered reasonable by the Board of Directors.

Loan agreements may require that American Dairy maintain certain reserves or compensating balances and may impose other obligations on American Dairy. Moreover, since a significant proportion of American Dairy's revenues may be reserved for repayment of debt, the use of financing may reduce the cash that might otherwise be available for dividends until the debt has been repaid and may reduce total cash flow for a significant period.

During April 2005, American Dairy issued a Series A Convertible Note for $3,000,000 that bears interest at 6 1/2 % per annum which is convertible into the common stock of American Dairy at $8.00 per share, and has a term of one year. From June to August 2005, American Dairy issued two Series B Convertible Notes for the total amount of $5,000,000 that bear interest at the rate of 7.5% per annum which are convertible into the common stock of American Dairy at $10.00 per share, and have a term of two years. The proceeds of the notes were applied primarily to acquisitions, including the acquisition of the milk powder plant and inventory from Nutricia Nutritionals Co., Ltd. of Heilongjiang Province.

American Dairy may, under appropriate circumstances, attempt to cause American Dairy to borrow funds at fixed interest rates. However, American Dairy may borrow funds at rates that vary with a "prime" or "base" rate, particularly on an interim basis or when interest rates are believed to be trending downward. A rise in the indexed rate may increase borrowing costs and reduce the amount of its income and cash available for distribution. In past years, the prime rates charged by major banks have fluctuated significantly; as a result, the precise amount of interest that American Dairy might be charged cannot be predicted with any certainty.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Effective May 7, 2003, American Dairy completed the acquisition of 100% of the issued and outstanding capital stock of American Flying Crane Corporation (formerly called American Dairy Holdings, Inc.), a Delaware corporation. As a result, AFC become a wholly-owned subsidiary of American Dairy. For financial reporting purposes, this transaction was treated as a recapitalization of American Flying Crane and the historical figures prior to May 7, 2003 represent the activities of American Flying Crane.

Overview

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We must make estimates of the collectibility of accounts receivable. We analyze historical write-offs, changes in our internal credit policies and customer concentrations when evaluating the adequacy of our allowance for doubtful accounts. Differences may result in the amount and timing of expenses for any period if we make different judgments or use difference estimates. As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income, and, to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent that we establish a valuation allowance or increase this allowance in a period, we must include a tax provision or reduce our tax benefit in the statements of operations. We use our judgment to determine our provision or benefit for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We believe, based on a number of factors including historical operating losses, that we will not realize the future benefits of a significant portion of our net deferred tax assets and we have accordingly provided a full valuation allowance against our deferred tax assets. However, various factors may cause those assumptions to change in the near term.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Plan of Operation

We perceive that the dairy industry in China is experiencing rapid growth with demand outpacing supply. We further believe that this growth presents a window of opportunity for American Dairy to capture as much of this growing market as possible while it is in this growth phase. We must increase output of our milk products to meet this demand and capture market share. We must act quickly to secure our supply of raw milk by acquiring additional milking rights and collection stations and expand our production and distribution capacity to handle the additional volume. This involves the acquisition or construction of additional processing and distribution facilities and further increases in our marketing efforts. It is important for American Dairy's future that we concentrate our current efforts on this expansion.


Our expansion strategy will require the continued retention and investment of our earnings from operations as well as additional funding from private debt and equity financing. We currently have sufficient cash to fund our operations for the next twelve months with bank credit facilities available to cover any unforeseen shortfall. However, in order to effect our planned expansion, we will require additional funding in the approximate amount of $76,000,000. Of this amount, we plan to use approximately $16 million for the Lang Fang Distribution Plant and $60 million for the Gannon Processing Plant. On October 3, 2006, we closed on offering of $18.2 of 7.75% Convertible Notes the terms of which are discussed in greater detain under "Liquidity and Capital Resources." To date, we have used approximately $10,000,000 of our existing cash to fund the Gannon Processing Plant. We have not yet determined exactly how much of our existing cash we will utilize for our expansion strategy going forward, but we will require a significant amount of additional external funding. Of the additional funding, we anticipate that the majority of it will come from private investors and that we will continue to renew our bank credit facilities for short-term needs. (See "Liquidity and Capital Resources.")


We have considered various options for obtaining the necessary financing to fund our expansion strategy, including the possibility of a Rule 144A offering, among others. However, at present, we are considering possible sources of private debt and equity placements. We intend to use the proceeds of any such placement for the construction of a distribution center and a processing plant. We cannot, however, be certain that our fundraising efforts will be successful or how much we will actually raise if any. Moreover, the proceeds raised in any private offering may be inadequate to cover any unforeseen costs associated with the construction of these facilities. In addition to construction of new facilities, we believe that acquisition of existing facilities is a necessary part of our strategy as well. By the acquisition of the Numico plant in late 2005, we were able to increase our processing capacity from 450 tons to 720 tons without waiting for a new plant to be built. Furthermore, in the Numico acquisition, not only did we immediately increase our processing capacity, but we added collecting stations and more grazing/milking rights. As we identify potential acquisition targets, we will consider how best to fund their purchase which will likely take the form of additional private debt or equity offerings.

Results of Operations

The following table sets forth certain operating information regarding American Dairy, including its subsidiaries.

                         Six months ended June 30,           Years ended December 31,
                         -------------------------   ---------------------------------------
                             2006          2005          2005          2004          2003
                         -----------   -----------   -----------   -----------   -----------
Revenues                 $52,005,000   $29,264,000   $68,024,000   $37,416,000   $26,636,000
Cost of good sold        $25,246,000   $14,891,000   $38,716,000   $18,007,000   $15,733,000
Distribution expense     $15,131,000   $ 7,915,000   $16,743,000   $13,486,000   $ 7,899,000
General and
  administrative         $ 2,336,000   $   780,000   $ 2,483,000   $ 1,313,000   $ 1,670,000
Depreciation             $   168,000   $   239,000   $   161,000   $    55,000   $   131,000
Other income             $ 1,286,000   $    62,000   $ 2,221,000   $ 1,489,000   $ 1,197,000
Gain on disposal of
  assets                 $        --   $        --   $     9,000   $     1,000   $        --
Interest expense         $   403,000   $    46,000   $   523,000   $    49,000   $    25,000
Minority interest             21,000            --         2,000            --            --
Income tax (provision)
  benefit                         --            --            --       262,000      (339,000)
Net Income               $10,026,000   $ 5,457,000   $11,630,000   $ 6,528,000   $ 2,036,000

Comparison of operations for the six months ended June 30, 2006 compared with the six months ended June 30, 2005:

The Company had a $4,569,890 or 83.8% increase in net income from $5,456,577 during the six months ended June 30, 2005 to $10,026,467 for the comparable period in 2006. Components of sales and expenses resulting in this increase in net income are discussed below.

Sales increased by $22,738,917 or 77.7% from $29,264,329 for the six months ended June 30, 2005 to $52,003,246 for the six months ended June 30, 2006. The first six months' sales revenues represented average monthly sales revenues of $8,667,208 compared to the corresponding six months in 2005 of $4,877,388. The reasons for the favorable variance in sales revenues for the six months ended June 30, 2006 were as follows:

o Increased popularity of "Feihe" brand in mainland China following successful advertising campaigns in the previous year and extensive networks of principal agents in 25 provinces.

o Demand was boosted by improved and high quality ingredients for several products such as Ca+Zn, CPP series and nucleotides series, and the markets in the PRC generally accepted these products.

o An extensive sales network enhances the distribution of Feihe Dairy's products to different provinces. It not only enhanced the popularity of `Feihe' products and trademark, but also the expansion of Feihe Dairy group's distribution network, which allowed Feihe Dairy group to widen and expand the geographic scope of the sales network and increase sales volumes in existing markets.

o Increase in sales quantities of several major products such as milk powder with nucleotides series, Ca+Zn series, and CPP series in the first six months of 2006 compared to the corresponding period in 2005 by approximately 208%, 55% and 47%, respectively.

o Increase in overall sales quantity by 4,751,203 kilograms or 62% period-on-period to 12,365,469 kilograms six months ended June 30, 2006 compared to 7,614,266 kilograms for the corresponding period in 2005.

o The dairy milk industry scandal in China in 2003 and 2004 and the resulting strict control over dairy producers' quality and ingredients drove many unscrupulous dairy producers and their tainted dairy products out of the market. Consumers concentrated on dairy products produced by such reputable dairy producers such as Feihe Dairy.

o Increasing awareness by households through the nationwide campaign to destroy fake milk powder that has been found to contain traces of harmful ingredients. Such campaigns had resulted in most households only purchasing branded products, such as the Feihe brand.

The average selling price of all products during the six months ended June 30, 2006 increased by 13% as compared to the six months ended June 30, 2005. Accordingly, the favorable variance in sales revenues was mainly attributed to increases in sales volume and average selling price.

Cost of goods sold increased by $10,354,910 or 69.5% from $14,891,055 for the six months ended June 30, 2005 to $25,245,965 for the comparable period in 2006. Period-on-period increases in sales of 77.7% had favorably exceeded increases in cost of goods sold of 69.5%.

Gross profit increased by $12,384,007 or approximately 86.2% from $14,373,274 for the six months ended June 30, 2005 compared to the same corresponding six months in 2006 of $26,757,281, mainly attributable to increase in sales volume and increases in average unit selling prices, that had exceeded increases in cost of sales. Gross profit margin increased to 51.5% for the six months ended June 30, 2006 compared to 49.1% for the same corresponding period in 2005, principally due to changes in sales/production mix and an increase in average selling price, offset by increases in certain raw materials costs, such as lactose and fat free powder.

Distribution expenses represent costs incurred in connection with the distribution of milk powder, rice cereal powder and soybean powder. Distribution expenses increased by $7,216,284 or 91.2% from $7,914,636 in the six months ended June 30, 2005 to $15,130,920 for the comparable period in 2006. Variance in selling expenses was principally attributable to the increases in advertising and promotions expenses, salaries and allowances, transportation, and sundry expense.

Administrative expenses increased by $1,556,046 or 199.5% from $779,975 during the six months ended June 30, 2005 to $2,336,021 during the same period in 2006. This increase is due primarily to increases in the administrative staff and related expenses associated with the expansion of business activities.

Total other income/expenses increased by $1,224,105 to $1,286,240 for the six months ended June 30, 2006 compared to $62,135 for the same corresponding six months in 2005. This difference is due to VAT tax rebates received from the Province during 2006. The Company does not recognize VAT tax rebates until received as the rebates are made on a strictly voluntary basis by the Province as and economic incentive to the Company.

During the six months ended June 30, 2006 and 2005, the Company incurred $402,937 and $45,613, respectively, in interest and financing costs associated with debts. This increase was due primarily to interest on convertible loans made at the parent company level.

Comparison of Years Ended December 31, 2005 and 2004

Net income increased by 86% from $6,258,000 in 2004 to $11,630,000 for 2005.
This increase in net income is attributable primarily to the following factors:
(1) an 82% increase in sales; (2) a 49% increase in other income, offset in part by (i) a 17% decrease in gross profit margins from 52% in 2004 to 43% in 2005;
(ii) a 24% increase in distribution expenses, (iii) an 89% increase in general and administrative expenses, and (iv) a 959% increase in interest expense.

Revenues. Revenues increased by $30,608,000 or 82% from $37,416,000 in 2004 to $68,024,000 in 2005. This increase was due primarily to expanding market areas and adding new value added products.

One component of the increase, sales volume, is reflected in the following table which shows sales volume in kilograms by product for 2005 as compared to 2004:

                                      2005                             2004
                       --------------------------------   -------------------------------
                        Quantity                   % of    Quantity                  % of    Year-on-year
Product name              (Kg)         Amount     sales      (Kg)        Amount     sales   Qty. variance
--------------------   ----------   -----------   -----   ----------   ----------   -----   -------------
Ca+Zn series            4,722,624   $13,003,925     19%    4,719,669   12,751,270     34%       0.06%
CPP series              4,503,308    24,064,088     35%    2,398,579   12,678,024     34%         88%
Soybean series          1,781,052     2,986,587     16%    2,199,445    5,601,316     15%        (19%)
Nucleotides series      1,094,676    10,733,138     10%      219,153    2,431,819      6%        400%
Rice cereal series      2,664,230     7,130,997      4%            *            *     --          --
Low fat high Calcium            *             *     --       368,968      979,259      3%         --
Light powder                    *             *     --      *382,475     *687,896      2%         --
                       ----------   -----------    ---    ----------   ----------    ---        ----
Total                  14,765,890    57,918,735     85%   10,288,289   35,129,584     94%         44%
                       ----------   -----------    ---    ----------   ----------    ---        ----
Others                  2,444,862    10,105,265     15%    3,190,356    2,286,416      6%        (23%)
                       ----------   -----------    ---    ----------   ----------    ---        ----
                       17,210,752   $68,024,000    100%   13,478,645   37,416,000    100%         28%
                       ==========   ===========    ===    ==========   ==========    ===        ====

The second component is an increase in the average sales price per kilogram as demonstrated in the table below:

        Statistics                   2005          2004
-------------------------------   -----------   -----------
Sales revenues                    $68,024,000   $37,416,000
                                  ===========   ===========
Total sales volume (kilograms)     17,210,752    13,478,645
                                  ===========   ===========
Average selling prices/kilogram   $      3.95   $      2.78
                                  ===========   ===========

This increase in average sales price per Kilogram is due primarily to the shift in product mix to higher end products rather than an increase in the sales price of individual products.

The following table reflects the average sales price per kilogram by product for 2005 and 2004 and the percentage change in the sales price per kilogram.

Average Price Per
Kilogram Percentage

    Product           2005    2004    Change
------------------   -----   ------   ------
Ca+Zn series         $2.75   $ 2.70      2%
CPP series           $5.34   $ 5.29      1%
Soybean series       $1.68   $ 2.24    (25)%
Nucleotides series   $9.80   $11.10    (12)%
Other series         $3.37   $ 1.08    212%

The growth came primarily from increased sales in the Heilongjiang Province which had sales of $21,400,000 in 2005 on 5,794,840 kilograms of product vs. sales of $3,513,985 on 1,754,068 kilograms of product during 2004.

Sales increases are attributable to the following factors:

Increased popularity of "Feihe" brand of mainland China following the successful advertising campaigns in the previous year and extensive networks of Agencies in 25 provinces; Demands boosted by improved and high quality ingredients for several products such as Ca+Zn, CPP series, and nucleotides series and families or markets mostly accepted these products; The dairy milk industry scandal in China in 2003 and the resulting strict control over dairy producers (quality and ingredient contains) drove many unscrupulous Dairy producers and their tainted dairy products out of the market.

Consumers concentrated on dairy products produced by such reputable dairy producers as Feihe Dairy. Increase in sales quantities of several high profit margin major products as can be seen from the table above.

Cost of Goods Sold. Cost of goods sold increased 115% or $20,709,000 from $18,007,000 in 2004 to $38,716,000 in 2005. This increase is due to the following factors (1) a 28% increase in sales volumes (2) a 49% increase in direct materials cost per kilogram from $1.35 in 2004 to $2.00 in 2005 (3) a 25% increase per kilogram in direct labor cost from $.04 in 2004 to $.05 in 2005, and (4) a 120% increase in manufacturing overhead from $.05 per kilogram in 2004 to $.11 per kilogram in 2005. The increase in direct materials cost is due primarily to the increased use of nutritional supplements used primarily in higher end products. The increase in labor and overhead cost is attributable to the new production facilities coming on line which were not yet operating at capacity.

Distribution Expenses. Distribution expenses for the year ended December 31, 2005 were $16,743,000, an increase of $3,257,000 or 24% from the prior year's distribution expenses of $13,486,000. The principal reasons for the increase were substantial increases in advertising expense, promotional expenses, distribution salaries, and transportation expense which were incurred to expand market areas.

General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2005 were $2,483,000, an increase of $1,170,000 or 89% from the prior year's general and administrative expenses of $1,313,000. The principal reason for the increase was mainly due to increases in depreciation expenses, education expenses, entertainment, office expenses, union expenses, transportation expenses, bad debts, and staff salaries, as well as an increase in expense for consulting services incurred at the parent company level.

Depreciation Expense. Depreciation expense for the year ended December 31, 2005 was $161,000 and $839,000, for general and administrative and cost of goods sold depreciation, respectively, resulting in increases of $106,000 and $632,000, respectively, compared to the year ended December 31, 2004, which reflected general and administrative and cost of goods sold depreciation of $55,000 and $207,000, respectively. This increase is due primarily to substantial additions of buildings, plant and machinery in Feihe Dairy and Shanxi Feihe during 2005. Interest Expense.

Interest expense for the year ended December 31, 2005 was $523,000 as compared to $49,000 for the prior year. This increase was due primarily to interest accrued on convertible notes issued in 2005, as well as increases in exchange loss and interest expense arising from new short-term loans.

Income Taxes. Income tax benefit decreased by $262,000 from $262,000 of benefit in 2004 to $-0- in 2005. This was due primarily to reversal of a 2003 tax actual on BiaQuan Dairy which was waived by the taxing authorities in 2004. Comparison of Years Ended December 31, 2004 and 2003 Net income increased by 207% from $2,036,000 in 2003 to $6,258,000 for 2004. This increase in net income is attributable primarily to the following factors: (1) a 40% increase in sales;
(2) a 27% increase in gross profit margins from 41% in 2003 to 52% in 2004; and
(3) a 70% increase in distribution expenses, offset in part by: (i) a 21% decrease in general and administrative expenses, and (ii) a $601,000 decrease in enterprise income tax expense. Revenues. Revenues increased by $10,780,000 or 40% from $26,636,000 in 2003 to $37,416,000 in 2004. This increase was due primarily to 28% increase in kilograms sold combined with a 9% average increase is sales price per kilogram. The following tables compare sales volumes and prices by year:

                                      2004                              2003
                       --------------------------------   --------------------------------
                        Quantity                   % of    Quantity                  % of
Product name              (Kg)         Amount     sales      (Kg)         Amount     sales
--------------------   ----------   -----------   -----   ----------   -----------   -----
Ca+Zn series            4,719,669   $12,751,000      34%   3,718,421   $ 9,824,000     37%
CPP series              2,398,579   $12,678,000      34%     785,483   $ 3,863,000     14%
Soybean series          2,199,445   $ 5,601,000      15%   2,176,299   $ 3,069,000     12%
Nucleotides series        219,153   $ 2,434,000       6%          --   $        --     --
Low fat high Calcium      368,968   $   979,000       3%     667,227   $ 1,545,000      6%
Other                   3,572,831   $ 2,973,000       8%   3,155,352   $ 8,335,000     31%
                       ----------   -----------     ---   ----------   -----------    ---
Total                  13,478,645   $37,416,000     100%  10,502,782   $26,636,000    100%
                       ==========   ===========     ===   ==========   ===========    ===

                                      2004          2003      Variance
                                  -----------   -----------   --------
Sales revenues                    $37,416,000   $26,636,000      40%
                                  ===========   ===========
Total sales volume (kilograms)     13,478,645    10,502,782      28%
                                  ===========   ===========
Average selling prices/kilogram   $      2.78          2.54       9%
                                  ===========   ===========

                      Average Price
                      Per Kilogram
                     --------------   Percentage
Product               2004     2003     Change
------------------   ------   -----   ----------
Ca+Zn series         $ 2.70   $2.64         2%
CPP series           $ 5.29   $4.92         8%
Soybean series       $ 2.24   $1.41        59%
Nucleotides series   $11.10   $  --       N/A
Other series         $ 1.08   $2.64       (59)%

Increases in sales volumes are attributable to the following factors:

o Increased popularity of "Feihe" brand of mainland China following the successful advertising campaigns in the previous year and extensive networks of Agencies in 25 provinces;

o Demands boosted by improved and high quality ingredients for several products such as Ca+Zn CPP series and nucleotides series and families or markets mostly accepted these products;

o The dairy milk industry scandal in China in 2003 and the resulting strict control over dairy producers (quality and ingredient contents) drove many unscrupulous Dairy producers and their tainted dairy products out of the market. Consumers concentrated on dairy products produced by such reputable dairy producers as Feihe Dairy

Cost of Goods Sold. Cost of goods sold increased 14% or $2,274,000 from $15,733,000 in 2003 to $18,007,000 in 2004. This increase is due primarily to a 28% increase in sales volume offset in part by a 38% improvement in unit gross profit margins from $1.04 kilogram in 2003 to $1.44 per kilogram in 2004. The improved gross profit margins were due to increases in sales of high gross profit product and improved manufacturing efficiencies which were obtained as new processing facilities came on line during the year, offset in part by an overall 10% increase in the cost of raw materials.

Distribution Expenses. Distribution expenses for the year ended December 31, 2004 were $13,486,000, an increase of $5,587,000 or 71% from the prior year's distribution expenses of $7,899,000. The principal reasons for the increase were substantial increases in advertising expense, distribution salaries, and transportation expense which were incurred to expand market areas.

General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2004 were $1,313,000, a decrease of $357,000 or 21% from the prior year's general and administrative expenses of $1,670,000. Contributing to the decrease was the fact that in 2003 we took a provision for bad debts of $426,000 resulting in an allowance for bad debts of $445,000 on receivables totaling $2,178,762. During 2004, the Company had no provision for bad debts, had reduced the outstanding receivables balance to $671,000 and had in fact recovered $434,000 on accounts which had been previously reserved. This improvement was due to the Company's collection efforts and tightened credit policies. Another contributing factor was a reduction in consulting fees incurred at the parent company level from 2003 to 2004.

Depreciation Expense. Depreciation expense for the year ended December 31, 2004 was $55,000 and $207,000, respectively, for the year ended December 31, 2004, an increase of $131,000 from the prior year's depreciation expense of $131,000 which was included in operating and administrative expenses. This increase is due primarily to substantial additions of buildings, plant and machinery in Feihe Dairy and BaiQuan Feihe during 2004.

Interest Expense. Interest expense for the year ended December 31, 2004 was $49,000 as compared to only $25,000 for the prior year. This increase was due primarily to increases in exchange loss and interest expenses arising from short-term loans repaid in 2004 and a bank loan to finance the acquisition of the Beijing office.

Other Income. Other income which consist primarily of VAT tax rebates provided by the provinces as an economic incentive, increased by $292,000 or 24% from $1,197,000 in 2003 to $1,489,000 in 2004 due primarily to increased sales volumes.

Income Taxes. Income tax expense decreased by $601,000 from $339,000 of expense in 2003 to $262,000 of income tax benefit in 2004. This was due primarily to reversal of prior year's tax actual on BiaQuan Dairy which was waived by the taxing authorities in 2004.

Liquidity and Capital Resources

2005

Operating Activities. Net cash flows provided by operating activities for the year ended December 31, 2005 was $7,927,000 compared with net cash flows provided by operating activities of $16,539,000 for the year ended December 31, 2004. This decrease in cash flows from operating activities was attributable primarily to an increase in accounts receivable of $5,176,000, and an increase in inventory of $4,580,000. Sale of Stock - During the fiscal year ended December 31, 2005, American Dairy realized $750,000 from the purchase of its Common Stock by warrant holders pursuant to the exercise of such warrants.

Working Capital - At December 31, 2005, the Company had a negative working capital of $(1,926,000).

Contractual Obligations As of December 31, 2005, the Company had the following contractual obligations:

                                                Payments due by period
                             -----------------------------------------------------------
                                           Less than       1-3         3-5     More than
 Contractual obligations        Total       1 year        years       years     5 years
--------------------------   -----------------------------------------------------------
Long-term debt obligations   $5,646,000   $  102,000   $5,184,000   $184,000    $176,000
 Purchase obligation for
   building acquisition         604,000      604,000           --         --          --
 Purchase obligations for
   land use rights              273,000        6,000       12,000     12,000     243,000
 Purchase obligations for
   advertising contracts      3,429,000    3,429,000           --         --          --
                             ----------   ----------   ----------   --------    --------
 Total                       $9,952,000   $4,141,000   $5,196,000   $196,000    $419,000
                             ==========   ==========   ==========   ========    ========


Interim 2006


Operating Activities. Net cash flows provided by operating activities for the six months ended June 30, 2006 was $2,449,429 compared with net cash flows used by operating activities of $1,914,883 for the six months ended June 30, 2005, for a net change of $4,364,312. This change in cash flows from operating activities was attributable primarily to an increase in net income of $4,569,890.

Working Capital. At June 30, 2006, the Company had working capital of
$12,583,436.


On October 3, 2006, we closed on offering of $18.2 of 7.75% Convertible Notes together with warrants to purchase approximately 251,000 shares of our common stock that bear interest at 7.75% per annum for a term of three years, payable at maturity in shares of common stock. Under the terms of the financing, the notes are convertible, and the warrants exercisable, into the Company's common shares at $14.50 per share, subject to certain conditions. We anticipate that we have adequate working capital for the next twelve months. However, we may wish to borrow additional amounts or sell its common stock to realize additional funds in order to expand and grow its operations.


Based upon our short term liabilities, we believe our cash and cash equivalents are adequate to satisfy our working capital needs and sustain our ongoing operations for the next twelve months. In the event of an unanticipated shortfall, we have access to a line of credit with the Construction Bank of China to fund our operations. This line of credit was renewed in June 2006

Our expansion strategy outlined above under "Plan of Operation" will necessitate additional funding most likely through debt or equity financing. In general, the commitment of funds to the acquisition of plant and equipment tends to impair liquidity. However, we believe that because of the upward trend in our revenues in recent years, even if this upward trend levels off, our income from operations coupled with such additional financing should provide sufficient liquidity to meet our needs. As discussed above under "Plan of Operation," we are considering several possible sources of private funding in the form of one or more debt or equity placements.

The following table is a summary of the Company's contractual obligations as of June 30, 2006:

                                                                  Payments due by period
                                                 ----------------------------------------------------------
                                                              Less than       1-3         3-5     More than
Contractual obligations                             Total       1 year       years       years     5 years
----------------------------------------------   ----------   ---------   ----------   --------   ---------
Long-term debt obligations                       $5,591,282    $102,375   $5,186,250   $186,250    $116,407
Operating lease obligations                              --          --           --         --          --
Purchase obligation for building acquisition             --          --           --         --          --
Purchase obligations for land use rights            277,275       6,105       12,210     12,210     246,750
Purchase obligations for advertising contracts           --          --           --         --          --
                                                 ----------    --------   ----------   --------    --------
Total                                            $5,868,557    $108,480   $5,198,460   $198,460    $363,157
                                                 ==========    ========   ==========   ========    ========

CRITICAL ACCOUNTING POLICIES

Certain amounts included in or affecting our consolidated financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions that cannot be known with certainty at the time the financial statements are prepared. These estimates and assumptions affect the amounts we report for assets and liabilities and our disclosure of contingent assets and liabilities at the date of our financial statements. We routinely evaluate these estimates, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

In preparing our consolidated financial statements and related disclosures, we must use estimates in determining the economic useful lives of our assets, the fair values used to determine possible asset impairment charges, provisions for uncollectible accounts receivable, exposures under contractual indemnifications and various other recorded or disclosed amounts. However, we believe that certain accounting policies are of more significance in our consolidated financial statement preparation process than others, which policies are discussed following. See also Note 3 to the consolidated financial statements for a summary of our significant accounting policies.

Estimates of Allowances for Bad Debts - The Company must periodically review its trade and other receivables to determine if all are collectible or whether an allowance is required for possible uncollectible balances.

Estimate of the useful lives of property and equipment - The Company must estimate the useful lives and proper salvage values of property and equipment. The Company must also review it property and equipment for possible impairment or obsolescence.

Inventory - The Company must determine whether it has any obsolete or impaired inventory. Please refer to the Notes to the financial statements included elsewhere in this filing for a more complete listing of all of the Company's critical accounting policies.

New Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS 149)". SFAS 149 amends and clarifies certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. SFAS 149 is effective for certain contracts entered into or modified by the Company after June 30, 2003. The adoption of SFAS 149 had no impact on the Company's financial position, results of operations, or cash flows.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Instruments with Characteristics of Both Debt and Equity" (SFAS 150). Statement 150 requires liability classification for three types of instruments: 1) Mandatory redeemable shares that obligate the company to deliver cash or other assets to shareholders on fixed or determinable dates; 2) Freestanding written put options and forward purchase contracts on a company's own shares that obligate the company to deliver cash or other assets, and 3) Contracts that obligate a company to issue its own shares in amounts that are unrelated to, or inversely related to, the value of the shares. The adoption of SFAS 150 had no impact on the Company's financial position, results of operations, or cash flows.

In November 2004, the FASB issued SFAS No. 151 "Inventory Costs - an amendment of ARB No. 43, Chapter 4". Statement No. 151 requires that certain abnormal costs associated with the manufacturing, freight, and handling costs associated with inventory be charged to current operations in the period in which they are incurred. The adoption of SFAS 151 had no impact on the Company's financial position, results of operations, or cash flows.

In December 2004, the FASB issued a revision of SFAS No. 123 "Share-Based Payment". The statement establishes standards for the accounting for transactions in which an entity exchanges its equity investments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The statement does not change the accounting guidance for share-based payments with parties other than employees.

The statement requires a public entity to measure the cost of employee service received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exception). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). A public entity will initially measure the cost of employee services received in exchange for an award of liability instrument based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation over that period.

The grant-date for fair value of employee share options and similar instruments will be estimated using option- pricing models adjusted for the unique characteristics of these instruments.

The statement was effective for the quarter beginning January 1, 2006. The Company adopted SFAS 123R on January 1, 2006 using the modified prospective method. The Company has no outstanding stock options or unvested stock compensation and SFAS 123R had no effect on the consolidated financial statements. SFAS No. 152 "Accounting for Real Estate Time Sharing Transactions", SFAS No. 153 "Exchange of Nonmonetary Assets", SFAS No. 154 "Accounting for Changes and Error Corrections", SFAS No. 155 "Accounting for Certain Hybrid Financing Instruments", and SFAS No. 156 "Accounting for Servicing of Final Assets" were recently issued but have no current applicability to the Company and have no effect on the consolidated financial statements.

  MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER
                         PURCHASES OF EQUITY SECURITIES

General

American Dairy is authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share. At June 30, 2006, there were 14,793,210 shares of Common Stock issued and outstanding that were held by 600 stockholders of record.

Common Stock

Holders of Common Stock are entitled to one vote for each share held on all matters voted upon by stockholders, including the election of directors. The holders of Common Stock have no preemptive rights to purchase or subscribe for any stock of American Dairy now or hereafter authorized or for securities convertible into such stock. All of the outstanding shares of Common Stock are fully paid and nonassessable. Upon any liquidation of American Dairy, the holders of Common Stock are entitled to share ratably in assets available for distribution to suck stockholders. Holders of Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may from time to time determine.

Shareholders are not entitled to cumulative voting rights, and accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect the entire class of directors to be elected each year if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person as a director of such class.

Dividends

American Dairy has not declared or paid any dividends on its Common Stock and presently does not presently expect to declare or pay any such dividends in the foreseeable future. America Dairy has not yet formulated a future dividend policy in the event restrictions on its ability to pay dividends are created. Payment of dividends to our shareholders would require payment of dividends by our China subsidiaries to American Dairy. This, in turn, would require a conversion of Renminbi into US dollars and repatriation of funds to the US. Under current Chinese law, the conversion of Renminbi into foreign currency generally requires government consent. Government authorities may impose restrictions that could have a negative impact in the future on the conversion process and upon the ability of American Dairy to meet its cash needs, and to pay dividends to its shareholders. Although, our subsidiaries' classification as wholly - owned foreign enterprises ("WOFEs") under Chinese law permits them to declare dividends and repatriate their funds to American Dairy in the United States, any change in this status or the regulations permitting such repatriation could prevent them from doing so. Any inability to repatriate funds to American Dairy would in turn prevent payments of dividends to our shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for American Dairy is Progressive Transfer Company, 1981 E. Murray Road, Suite 100, Salt Lake City, Utah 84117-5148; telephone (801) 272-9294.

Market for Common Stock.

The following table sets forth the range of high and low closing bid prices per share of the Common Stock (former trading symbol ADIY) of American Dairy until April 18, 2005 (reflecting inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions), and closing sale prices of the Common Stock of American Dairy on the NYSE Archipelago Exchange (ArcaEx) (present trading symbol ADY) from April 18, 2005 through December 31, 2005.

                                 High Closing   Low Closing
                                  Bid Prices     Bid Prices
                                 ------------   -----------
Year Ended December 31, 2003:
1st Quarter                         $ 0.11         $ 0.05
2nd Quarter (1)                     $ 2.00         $ 0.01
3rd Quarter                         $ 1.30         $ 0.10
4th Quarter                         $ 3.00         $ 1.30
Year Ended December 31, 2004:
1st Quarter                         $ 2.00         $ 2.00
2nd Quarter                         $ 3.00         $ 2.00
3rd Quarter                         $ 3.90         $ 2.50
4th Quarter                         $ 5.02         $ 3.30
Year Ended December 31, 2005:
1st Quarter                         $ 5.00         $ 4.35
2nd Quarter (2)                     $ 6.90         $ 5.35
3rd Quarter                         $ 8.35         $ 6.30
4th Quarter                         $ 8.00         $ 5.25
Year Ending December 31, 2006:
1st Quarter                         $18.10         $ 6.65
2nd Quarter                         $17.03         $11.11

(1) On May 7, 2003, the Company had a one-for-nineteen (1-for-19) reverse stock split of its outstanding Common Stock.

(2) On April 18, 2005, the Common Stock of American Dairy ceased trading on the NASD Electronic Bulletin Board over-the-counter market (OTC-BB), and trading of its Common Stock commenced on the NYSE Archipelago Exchange (ArcaEx).

The closing sales price of the Common Stock of American Dairy on the NYSE Archipelago Exchange (ArcaEx) on March 29, 2006 was $12.00 per share.

Compensation Plan. American Dairy has a 2003 Incentive Plan that authorizes the issuance of up to 3,000,000 shares of its Common Stock for stock options, SAR's and stock bonuses to its directors, officers, employees and consultants. As of December 31, 2005, no stock option or warrant awards were made under the Plan.

                        Sale of Unregistered Securities.

During the three months ended December 31, 2005, American Dairy sold shares of its restricted Common Stock that were not registered under the Securities Act of 1933, as described below:

During the three month periods ended June 30, 2006 and December 31, 2005, warrants to purchase ________________ and 114,285 shares, respectively, of restricted common stock of American Dairy were exercised for $______ and $200,000 respectively, in reliance upon Section 4(2) under the Securities Act of 1933.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders based upon information furnished by them.

In accordance with various agreements, we have agreed with the selling stockholders to register shares of Common Stock presently owned by them. Our registration of the shares does not necessarily mean that the selling stockholders will sell all or any of the shares, however, the following table assumes that all shares registered will be sold.

The shares offered by this Prospectus may be offered from time to time by the stockholders listed in the following table. Each selling stockholder will determine the number of shares to be sold and the timing of the sales. Because the selling stockholders may offer all, some or none of their shares, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided, and the following table has been prepared on the assumption that all shares of Common Stock offered under this Prospectus will be sold

The selling stockholders purchased their shares or, in some cases, were issued their shares in exchange for services rendered, all in private placements within the two years preceding this prospectus. Some of the shares offered hereby underlie warrants which have not yet been exercised by the selling stockholders.

Unless otherwise indicated in footnote 4 below, half of the shares offered by each selling stockholder underlie common stock purchase warrants.

                                                     Shares                               Shares
                                                Beneficially Owned                  Beneficially Owned
                                                 Prior to Offering        Number      After Offering
                                             ------------------------   of Shares   ------------------
Name                                          Number          Percent    Offered     Number    Percent
------------------------------------------   ---------        -------   ---------   -------   --------
American Eastern Group, Inc.(1)(4)           1,014,039(2)       6.9%      207,997   806,042     5.5%
American Eastern Securities, Inc.(1)(4)      1,014,039(2)       6.9%      450,000   564,039     3.8%
Andrews, Jeff L.(4)                             15,380            *        15,380        --      --
Blackwell, Margie L.                               500            *           500        --      --
Bligh, Adrian J                                 16,000            *        16,000        --      --
Block, Kenneth                                  84,386            *        84,386        --      --
Block, Peter                                   145,702            *       145,702        --      --
Bray, Steven                                    20,000            *        20,000        --      --
Bryant, Alan                                    10,000            *        10,000        --      --
Burtness, Richard                               20,000            *        20,000        --      --
Davies, Paul                                    20,000            *        20,000        --      --
Dean, Charles A                                  8,000            *         8,000        --      --
Dowling, Victor & Judy(4)                      120,000            *       120,000        --      --
F. Berdon & Co. LP(5)                           22,000            *        22,000        --      --
Farquhar, Garry                                 20,000            *        20,000        --      --
Fields, Randy(3)(4)                              3,120(3)(4)      *         3,120        --      --
Gertino, Jack M                                 20,772            *        20,772        --      --
Gertino, Jeff & Mary                            10,000            *        10,000        --      --
Gibson Living Trust (6)                         10,000            *        10,000        --      --
Gobco Partners, LP(7)                          268,000          1.8%      268,000        --      --
Gordon, Michael D. & Deborah Z                  20,000            *        20,000        --      --
James Goren/Goren Brothers LP(7)                90,000            *        90,000        --      --
Grantham, Jonathan                              20,000            *        20,000        --      --
H L Severance Inc. Pension Plan & Trust(8)      38,400            *        38,400        --      --
H L Severance Inc. Profit Sharing
  Plan & Trust(8)                               38,400            *        38,400        --      --
Hung, Charles(1)                               249,956          1.7%      249,956        --      --
Hung, Jr, Charles                              245,161          1.7%      245,161        --      --
Hutchens, John G                                10,000            *        10,000        --      --
Intergroup Corporation(9)                      100,000            *       100,000        --      --
Ivanchak, Ted                                   40,000            *        40,000        --      --
Timothy J. Keating                               6,000            *         6,000        --      --
Kominos, Kostantine(4)(10)                       2,780            *         2,780        --      --
Lannon, Richard A                               16,000            *        16,000        --      --
Legend Merchant Group, Inc.(3)(4)               28,658(3)(4)      *        28,658        --      --
Leonard Samuels IRA                            100,000            *       100,000        --      --
Liu, Xiang Dong                                142,858            *       142,858        --      --
MacKinnon, Charles                              20,000            *        20,000        --      --
Majensky, John                                  10,000            *        10,000        --      --
Pan, Sun-Kai                                     3,500            *         2,500        --      --
Pike Capital Partners LP(11)                 2,331,519(7)      16.7%    2,331,519        --      --
Pike Capital Partners (QP) LP(11)
Portsmouth Square Inc.(9)                      100,000            *       100,000        --      --
Potter, M. J                                     6,000            *         6,000        --      --
RBC Dain Rauscher C/F
  Henry G. Elkins Jr.                           20,000            *        20,000        --      --
Rod Lane                                        10,000            *        10,000        --      --
Rogers, Kyle L                                     500            *           500        --      --
Sakamoto, Katsue                                 8,000            *         8,000        --      --
Sandoz, Dan & Deborah                           50,000            *        50,000        --      --
Santa Fe Financial Corp.(9)                     50,000            *        50,000        --      --
Shaw, John H. III(3)(4)                          2,060(3)(4)      *         2,060        --      --
Shuai, Alice                                    20,000            *        20,000        --      --
Stewart, Peter                                  40,000            *        40,000        --      --
Thurston, Paul                                  60,000            *        60,000        --      --
Tobin, Frederick G                              20,000            *        20,000        --      --
Toscani, Luca                                    3,000            *         3,000        --      --
Unsworth, David W.(3)(4)                        25,242(3)(4)      *        25,242        --      --
Wang, Mathew                                    13,214            *        13,214        --      --
Williams, Peter                                 20,000            *        20,000        --      --
Winfield, John V.(4)(9)                        110,000(4)(5)      *       110,000        --      --
Zrenda, Stephen A. Jr                           20,000            *        20,000        --      --
TOTAL                                        6,078,391                  5,562,105        --      --

* Less than 1%.

(1) Mr. Charles Hung (a/k/a Trang Chong Hung) is a principal of both American Eastern Group, Inc. and American Eastern Securities, Inc. and, as such, may be deemed to own beneficially shares held by these two entities solely for securities law purposes. He also has the power to vote and dispose of the shares listed for both of these entities.

(2) Includes 897,953 shares underlying warrants with exercise prices ranging from $1.50 to $6.00 per share.

(3) Messrs. Randy Fields, David W. Unsworth, Jr. and John H. Shaw III are all principals of Legend Merchant Group, Inc. and, as such, may be deemed to own beneficially shares held by this entity solely for securities law purposes. David W. Unsworth, Jr. the power to vote and dispose of these shares listed.

(4)   All of such shares underlie common stock purchase warrants.

(5) F. Berdon & Co. is controlled by Frederick Berdon, and, as such, he may be deemed to own beneficially shares held by this entity solely for securities law purposes.

(6) Gibson Living Trust is controlled by James Gibson, and, as such, he may be deemed to own beneficially shares held by this entity solely for securities law purposes.

(7) Gobco Partners, LP is controlled by James and Alex Goren, and, as such, they may be deemed to own beneficially shares held by this entity solely for securities law purposes.

(8) H L Severance Inc. Pension Plan & Trust and H L Severance Inc. Profit Sharing Plan & Trust is controlled by H. Leigh Severance and, as such, he may be deemed to own beneficially shares held by this entity solely for securities law purposes.

(9) Mr. John Winfield is a principal of Intergroup Corp., Portsmouth Square Inc. and Santa Fe Financial Corp. and, as such, may be deemed to own beneficially shares held by this entity solely for securities law purposes. He also has the power to vote and dispose of the shares listed for these entities.

(10) Mr. Kostantine Kominos is a registered representative of Legend Merchant Group, Inc. and an affiliate and/or associate thereof and, as such, may be deemed to own beneficially shares held by this entity solely for securities law purposes. He also has the power to vote and dispose of the shares listed.

(11) Includes 535,715 shares underlying warrants and 575,000 shares receivable on conversion of principal and interest on notes. 12.19% of these shares are held in the name of Pike Capital Partners (QP) LP, and 87.81% are held in the name of Pike Capital Partners LP. Dan Pike is a principal of both Pike Capital Partners LP and Pike Capital Partners (QP) LP and has voting and dispositive power over the listed shares for both entities.

The selling shareholders received their shares in connection with various private offerings pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D and Regulation S thereunder. Certain of these shares underlie warrants or convertible notes.

American Eastern Securities, Inc., American Eastern Group, Inc. and Legend Merchant Group, Inc. are all NASD-registered broker-dealers. Each of the American Eastern entities acquired their shares (or warrants to purchase their shares) as compensation for investment banking services rendered to American Dairy. These included serving as underwriters for the private offerings of shares of the Company's common stock which occurred in June 2003 and April and June 2004 and generally providing ongoing advice and consultation to the Company with respect to possible financing transactions and its growth strategy. Principals of these entities also purchased securities from American Dairy in private transactions and in some cases received securities for administrative and advisory services rendered.

Certain of the individual selling shareholders are representatives or affiliates of broker-dealers who acquired their shares in the ordinary course either for cash or for administrative services, including Kyle Rogers, Timothy Keating and Jeff Andrews, who are principals of Keating Investments, and Mathew Wang and Sun Kai Pan of American Eastern Securities, in addition to those affiliates listed in the footnotes to the above table. These individuals have indicated to the Company that they intend to sell their shares in ordinary brokerage transactions and have not made specific arrangements to distribute their securities.

None of these persons or entities has held any position or office with American Dairy or engaged in any transaction with American Dairy other than investment banking, advisory and related services for which they received their shares except that (i) Stephen A. Zrenda Jr. has served as counsel to American Dairy on various matters including registration of the shares offered hereby and (ii) Charles Hung, Jr., a principal of American Eastern Group, Inc. and American Easatern Securities, Inc., serves as a director of the company.

                                   MANAGEMENT

The following table sets forth certain information regarding the executive officers and directors of American Dairy. All officers serve at the pleasure of the Board of Directors. Directors serve until the election and qualification of their successors.

Name                 Age   Position
----                 ---   --------
Leng You-Bin          37   Chairman, Chief Executive Officer and President
Liu Hua               33   Chief Financial Officer, Secretary,
                           Treasurer and Director
Liu Sheng-Hui         35   Director
Hui-Lan Lee           56   Director
Dr. Kevin L. Tseng    43   Director
Kirk G. Downing       53   Director

Leng You-Bin has been the Chairman, Chief Executive Officer, President, and General Manager of American Dairy since May 7, 2003. From January 2002 to May 2003, he was the Chief Executive Officer and President of American Flying Crane. He is responsible for the overall strategic planning, management and business development of Feihe Dairy. Mr. Leng has been in the dairy industry for more than 13 years. He obtained his Bachelor of Science degree in Food Engineering from Northeast Agriculture University, China. From 1989 to 1997, Mr. Leng acted as technician, deputy director and director of ZhaoGuang Dairy Plants, the predecessor of Feihe Dairy. From 1997 to 2002, Mr. Leng was the General Manager of Feihe Dairy. He became the Chairman and General Manager in 2000. He has researched and patented the "liver protection milk powder" (GanBao Milk Powder).

Liu Hua has been the Chief Financial Officer, Secretary, Treasurer and a director of American Dairy since May 7, 2003, and was the Financial Officer of Feihe Dairy from November 2000 to May 2003. From June 1998 to November 2000, he was the Chief Executive Officer of Shenzhen Cima Limited, a financial consulting company. From January 1996 to June 1998, he was Chief Executive Officer of Shensheng Jiajing Inc., a trading company. From September 1993 to January 1996, he was the Chief Executive Officer of Zhengzhou Huacheng Limited, also a trading company. Mr. Liu received a degree in finance and economics from Xian Traffic University in 1993 and from Shenzhen University in 1997.

Liu Sheng-Hui has been a director of American Dairy since May 7, 2003. He also serves as Chief Financial Officer of Feihe Dairy where he is responsible for the overall financial planning and management of Feihe Dairy. He joined Feihe Dairy in 1992. He was Chief Financial Officer and a director of American Flying Crane from January 2000 to May 2003, and previously of Feihe Dairy from September 1998 to January 2000. He graduated from Northeast Agriculture University with a Bachelor of Agriculture in 1992 and received another Bachelor of Agriculture from Agriculture University in 1994.

Hui-Lan Lee (also known as "Tracy Lee") has been a director of American Dairy since June 2003. She served as Vice President and Director of Income Tax Compliance of Countrywide Home Loans, Inc. from April 2003 to April 2006 and, since April 2006, as its Vice President of Financial Reporting. She was the Tax Manager of Watson Pharmaceuticals, Inc. from October 26, 1996 to March 2003. From 1979 to 1996, Ms. Lee was employed by major Fortune 500 companies including The Flying Tiger Line Inc. (a Tiger International Company), Quotron Systems, Inc. (a subsidiary of the Citigroup, Inc.) and Lear Siegler, Inc. in various management positions. Ms. Lee holds a Master of Science degree in Taxation from Golden Gate University, and a Master of Business Administration degree from Indiana University.

Dr. Tseng became a director of American Dairy in February 2005. From August 2001 to the present, he has been a director of e-Fang Accountancy Corp. where he works in management, business consulting and marketing development. From May 1997 to April 2006, he was an advanced analyst with Boeing Aerospace engaged in technology development. From January 1994 to May 1997, Dr. Tseng was an Assistant Professor at Purdue University. From October 1991 to January 1994, he was a Research Fellow at the University of Michigan. He graduated in 1985 from Tamkang University majoring in aerospace technology. Dr. Tseng received his M.S.E. degree in 1990 and his PhD degree in 1991 from the University of Michigan. He received an M.B.A. degree in management in 2002 from the Marshall School of Business of the University of Southern California.

Mr. Downing became a director of American Dairy on February 21, 2005. From December 1980 to the present, he has been practicing law in Los Angeles, California. From January 1989 to June 1997, Mr. Downing also engaged in ranching, farming, logging and property development.

Mr. Downing received his B.A. degree in liberal arts from Portland State University in 1976. He received his Juris Doctorate degree in 1980 from Loyola Law School.

Indemnification

Pursuant to the Certificate of Incorporation, as amended, and By-laws of American Dairy, the officers and directors of American Dairy will be indemnified to the fullest extent allowed under Utah law for claims brought against them in their capacities as officers or directors. American Dairy is in the process of obtaining directors and officers liability insurance. Indemnification will not be provided if the officer or director does not act in good faith and in a manner reasonably believed to be in the best interests of American Dairy, or, with respect to any criminal proceedings, if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may be sought for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under Securities Act may be permitted for directors, officers and controlling persons of American Dairy has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and may, therefore, be unenforceable.

Committees

The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation and Executive Personnel Committee, a Finance Committee and a Corporate Governance Committee. Committee membership is as follows:

The Executive Committee consists of Liu Sheng-Hui, Liu Hua and Leng You-Bin. The Audit Committee consists of Kirk G. Downing, Dr. Kevin L. Tseng and Hui-Lan Lee. The Compensation and Executive Personnel Committee consists of Leng You-Bin, Dr. Kevin L. Tseng and Hui-Lan Lee. The Finance Committee consists of Liu Hua, Hui-Lan Lee and Dr. Kevin L. Tseng. The Corporate Governance Committee consists of Liu Hua, Hui-Lan Lee and Leng You-Bin.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning the beneficial ownership of American Dairy's shares of Common Stock by directors and officers of American Dairy, and by each person known to American Dairy to be a beneficial owner of five percent (5%) or more of its outstanding Common Stock as of June 30, 2006.

                                                      Amount and
                                        Nature of     Percent of
                                       Beneficial     Outstanding
Name and Address                        Ownership    Common Stock
----------------                       ----------    ------------
Leng You-Bin(1)                        8,881,135         62.8%
Liu Hua(1)                                19,000            *
Hui-Lan Lee(1)                            23,000            *
Liu Sheng-Hui(1)                         269,576          1.8
Dr. Kevin L. Tseng(1)                      4,500            *
Kirk Downing(1)                            4,900            *
Pike Capital Partners LP               2,331,519(3)      16.7%
  275 Madison Avenue
  Suite 418
  New York, NY 10016
Charles Hung (4)                         249,956          1.7%
American Eastern Group, Inc.(4)        1,014,039(5)       6.9%
American Eastern Securities, Inc.(4)   1,014,039(5)       6.9
All executive officers and directors
  as a group (6 persons)               9,153,211         67.5%

*     Less than 1%.

(1) The address for this beneficial owner is c/o American Dairy, Inc., C-16 ShinChen International Bldg., No. 10, Jiu-shen Road, Zho Yan Chu, Beijing, The People's Republic of China.

(3) Includes 535,715 shares underlying warrants and 575,000 shares receivable on conversion of principal and interest on notes of American Dairy.

(4) The address for each of Mr. Hung and these two entities is 865 S. Figueroa Street, #3340, Los Angeles CA 90017. Mr. Hung is a principal of both American Eastern Group, Inc. and American Eastern Securities, Inc. and have voting and dispositive power over all of the listed shares in addition to those held in his name.

(5) Includes warrants to purchase 897,953 shares of the Common Stock of American Dairy.


                             EXECUTIVE COMPENSATION

The Chief Executive Officer of American Dairy received compensation during the three fiscal years ended December 31, 2005, as follows:

                           Summary Compensation Table

                                                                             LONG TERM COMPENSATION
                                                             -----------------------------------------------------
                             ANNUAL COMPENSATION                       AWARDS                     PAYOUTS
                    --------------------------------------   -------------------------   -------------------------
NAME AND                                          Other      Restricted    Securities                    All
PRINCIPAL           Fiscal                       Annual         Stock      Underlying      LTIP         Other
POSITION             Year    Salary   Bonus  Compensation(1)    Awards     Options/SARs   Payouts   Compensation(1)
-----------------   ------   ------   -----  --------------  ----------   ------------   -------   ---------------
Leng You-Bin         2003    $6,884     $0         $     0     $     0         $     0   $     0          --
Director, Chief      2004    $6,884     $0         $45,000     $               $     0   $     0          --
Executive Officer    2005    $9,000     $0         $27,405     $               $     0   $     0          --
and  President

(1) Other Annual Compensation consisted of shares of common stock issued to Mr. Leng as a bonus. During 2005, Mr. Leng received 9,000 such shares. On February 15, 2006, the Company issued Mr. Leng additional shares valued at $39,825. None of Mr. Leng's shares have been registered for resale.


No other executive officer received compensation in excess of $100,000 during the specified periods.


Employment Agreements


American Dairy presently has no employment agreements with its officers or key employees, but may enter into such agreements in the future.

Board Compensation

American Dairy plans to provide its non-management directors, if any, a competitive directors' compensation package comparable to programs offered by similarly situated corporations. This compensation will likely include equity compensation. We awarded our outside directors shares of stock for their service as directors during 2005 as follows Mr. Downing: 4,900 shares and Mr. Tseng:
4,500 shares.

Benefit Plans

American Dairy does not have any profit sharing plan or similar plans for the benefit of its officers, directors or employees. However, American Dairy reserves the right to establish any such plans in the future. Certain employees of our subsidiaries have pension and healthcare benefits through plans offered by such subsidiaries.

Incentive Stock Plan


Effective April 1, 2003, American Dairy adopted and approved its 2003 Incentive Stock Plan (the "Plan") which reserves 3,000,000 shares of Common Stock for issuance under the Plan. The Plan allows us to issue awards of incentive or non-qualified stock options, stock appreciation rights, and stock bonuses which may be subject to restrictions. During 2005, the Company granted to employees, consultants and management a total of 192,000 shares of common stock under the Plan. No awards of stock options, stock appreciation rights, or stock bonuses have been granted to employees for the current fiscal year as of June 30, 2006. Mr. Leng You-Bin and Mr. Liu Hua are the members of the Committee that administers the Plan.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Effective May 7, 2003, American Dairy acquired 100% of American Dairy Holdings, Inc. ("ADH") in a stock-for-stock exchange. This transaction was treated as a recapitalization of ADH for financial reporting purposes. The effect of the recapitalization was rolled back to December 31, 2002 in the Consolidated Statements of Stockholders' Equity. As part of this exchange, Mr. Leng You-Ben and Mr. Liu Sheng-Hui, directors and officers of American Dairy, received 8,129,032 and 387,476 shares, respectively, of the common stock of American Dairy in exchange for their ownership interest in ADH. ADH had previously acquired 100% of the ownership of the registered capital of Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") in February 2002 for $2,586,311 (U.S.) from the registered owners of Feihe Dairy, owned primarily by Mr. Leng You-Bin who is the principal stockholder, director, Chief Executive Officer and President of American Dairy. As a result of this acquisition of ADH, American owed approximately $1,866,311 to Mr. Leng You-Bin after approximately $700,000 having been paid to him by American Dairy. During June 2003, American Dairy and Mr. Leng You-Bin agreed to cancel the remaining debt of $1,866,311 in exchange for the issuance of 933,156 shares of the Common Stock of American Dairy.


In May 2003, American Dairy entered into a consulting agreement (the "Consulting Agreement") with Danbury Properties, LLC, a Utah limited liability company ("Danbury"), of which Jack M. Gertino, the former President and a director of American Dairy, and James C. Lewis, a former director of American Dairy, are members. During the one year period of Danbury's engagement, which commenced May 7, 2003, Danbury agreed to provide to American Dairy consulting services in the areas of financial and management planning, financing assistance and capital formation. In exchange for such services, Danbury received $60,000 in cash compensation, and 240,000 shares of Common Stock. This stock was valued at $270,000 for financial reporting purposes. In addition, American Dairy paid the sum of $12,000 for the cancellation of all outstanding options held by Messrs. Gertino and Lewis. For financial reporting purposes $228,011 was charged to consulting fee expense in 2003 with the balance of $113,989 being treated as a prepaid expense at December 31, 2003. This transaction cannot be considered the result of arms' length negotiations.

During the fiscal years ended December 31, 2003 and 2004, Mr. Leng You-Bin, the Chairman of the Board and Chief Executive Officer of American Dairy, made advances to American Dairy in the amount of $846,228 and $1,133,822, respectively. These advances are ongoing unsecured advances used to cover expenses which are due on demand and do not bear interest.


As of June 30, 2006 and December 31, 2005 and 2004, American Dairy had the following balances due to (from) its officers and directors:

Name                             2006       2005        2004
----                           --------   --------   ----------
Leng You-Bin                   $895,220   $858,000   $1,134,000
Other officers and directors     64,147     75,000        8,000
                               --------   --------   ----------
                               $964,367   $933,000   $1,142,000
                               ========   ========   ==========

                              PLAN OF DISTRIBUTION

The selling stockholders have advised us that, prior to the date of this Prospectus, they have not made any agreement or arrangement with any underwriters, brokers or dealers regarding the distribution and resale of the securities. If we are notified by a selling stockholder that any material arrangement has been entered into with an underwriter for the sale of the securities, a supplemental prospectus will be filed to disclose such of the following information as we believe appropriate:

o     the name of the participating underwriter;

o     the number of securities involved;

o the price at which the securities are sold, the commissions paid or discounts or concessions allowed to such underwriter; and

o     other facts material to the transaction

We expect that the selling stockholders will sell their securities covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the securities in the over-the-counter market, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also expect the selling stockholders to sell their shares of Common Stock through private sales. The selling stockholders may effect such transactions by selling the securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling stockholders and any broker-dealers that participate with the selling stockholders in the distribution of the securities may be deemed to be underwriters and commissions received by them and any profit on the resale of the securities positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act.

Sales of the shares of Common Stock on the over-the-counter bulletin board or other trading system may be made by means of one or more of the following:

o a block trade in which a broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and

o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of shares at less than market prices may depress the market price of our Common Stock. Moreover, the selling stockholders are not restricted as to the number of shares which may be sold at any one time.

Under the securities laws of certain states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of Common Stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of Common Stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $50,000.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common Stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of Common Stock of American Dairy while such selling stockholders are distributing shares covered by this Prospectus. The selling stockholders are advised that if a particular offer of Common Stock is to be made on terms constituting a material change from the information set forth above, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commissions.

                                 DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospect and other factors that the board of directors may deem relevant.

                          DESCRIPTION OF CAPITAL STOCK


American Dairy is authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share. At September 28, 2006, there were 14,928,245 shares of Common Stock issued and outstanding that were held by approximately 600 stockholders of record.


The Common Stock of American Dairy is traded on the Pacific Exchange and is quoted under the symbol "ADY".

Common Stock

Holders of Common Stock are entitled to one vote for each share held on all matters voted upon by stockholders, including the election of directors. The holders of Common Stock have no preemptive rights to purchase or subscribe for any stock of American Dairy now or hereafter authorized or for securities convertible into such stock. All of the outstanding shares of Common Stock are fully paid and nonassessable. Upon any liquidation of American Dairy, the holders of Common Stock are entitled to share ratably in assets available for distribution to such stockholders. Holders of Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may from time to time determine.

Shareholders are not entitled to cumulative voting rights, and accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect the entire class of directors to be elected each year if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person as a director of such class.

Transfer Agent and Registrar

The Transfer agent and registrar for American Dairy in Interwest Stock Transfer Co., 1981 E. Murray Road, #100, Halladay, Utah 84117-5148; telephone (801) 272-9294.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby and certain other legal matters in connection therewith have been passed upon for us by Leonard W. Burningham, Salt Lake City, Utah.

                                     EXPERTS

The consolidated financial statements of American Diary, Inc. as of and for the years ended December 31, 2003, 2004 and 2005 included herein, have been audited by Murrell, Hall, McIntosh, LLP, independent registered public accountants, as indicated in their reports with respect thereto, and are in reliance upon the authority of said firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered under this Prospectus. This Prospectus does not contain all of the information in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our Common Stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F. St. NE, Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is http://www.sec.gov. The SEC's toll free investor information service can be reached at 1-800-SEC-0330.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy statements and other information with the SEC.

We intend to furnish our stockholders with annual reports containing financial statements audited by our independent public accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information. Our telephone number in China is:
011-34-91-431-2475. Additional information about American Dairy is also available on our website at: www.americandairyinc.com.

Some of the statements contained in this Prospectus, including statements under "Prospectus Summary", Risk Factor", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", are forward-looking and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon an number of factors, including:

o     rapid technological change in the industry;

o     our reliance on key strategic relationships;

o     the impact of competitive products and services and pricing; and

o     uncertain protection of our intellectual property.

Financial Statements and Supplementary Data

Please see the accompanying Financial Statements attached hereto beginning on page F-1.

Financial Statements and Supplementary Data

Please see the accompanying Financial Statements attached hereto beginning on page F-1.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
AMERICAN DAIRY, INC.

We have audited the accompanying consolidated balance sheets of American Dairy, Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for each the two years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required, nor have we been engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Dairy, Inc. and subsidiaries as of December 31, 2004 and 2003 and the results of their operations and cash flows for each of the two years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

                                   /s/  Murrell, Hall, McIntosh & Co., PLLP

                                   Oklahoma City, Oklahoma
                                   January 31, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
AMERICAN DAIRY, INC.

We have audited the accompanying consolidated balance sheets of American Dairy, Inc. and subsidiaries (the "Company") as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required, nor have we been engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Dairy, Inc. and subsidiaries as of December 31, 2005 and 2004 and the results of their operations and cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

                                   /s/  Murrell, Hall, McIntosh & Co., PLLP

                                   Oklahoma City, Oklahoma
                                   March 12, 2006

                               AMERICAN DAIRY INC.
                           CONSOLIDATED BALANCE SHEETS
                     AS       OF JUNE 30, 2006, DECEMBER 31, 2005 AND DECEMBER
                              31, 2004

                                     ASSETS

                                       June 30,           December 31,
                                         2006          2005          2004
                                     (Unaudited)
                                     -----------   -----------   -----------
Current assets:
     Cash                             16,179,321   $12,958,000   $ 6,645,000

     Accounts receivable
         Trade-net of allowance
         for bad debts of $315,264
         and $309,461, respectively    5,684,331     4,133,000       671,000
         Employees                       519,283       488,000       267,000
         Other                           481,888     1,517,000       333,000
     Commercial note receivable -
         secured                              --            --       218,000
     Inventories                      10,828,787     9,622,000     5,042,000
     Prepaid expenses                    347,080       875,000       565,000
     Advances to suppliers             1,553,303     1,216,000       308,000
     Other tax refundable                     --       501,000        37,000
                                     -----------   -----------   -----------

              Total current assets    35,593,993    31,310,000    14,086,000
                                     -----------   -----------   -----------

Property and equipment:
     Fixed assets, net of
     accumulated depreciation         36,231,916    34,686,000     9,027,000
     Construction in progress          2,161,093     3,374,000    14,721,000
                                     -----------   -----------   -----------
                                      38,393,009    38,060,000    23,748,000
                                     -----------   -----------   -----------

Total assets                         $73,987,002   $69,370,000   $37,834,000
                                     ===========   ===========   ===========



See accompanying summary of accounting policies and notes to financial statements.

                               AMERICAN DAIRY INC.
                           CONSOLIDATED BALANCE SHEETS
                     AS       OF JUNE 30, 2006, DECEMBER 31, 2005 AND DECEMBER
                              31, 2004

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                       June 30,
                                                         2006
                                                     (Unaudited)       2005          2004
                                                     -----------   -----------   -----------
Current liabilities:
     Accounts payable and accrued expenses           $11,964,466   $11,855,000   $ 9,034,000
     Current portion of long term debt                   102,375       102,000       118,000
     Advances from related parties                       964,367       933,000     1,142,000
     Advances from employees                             709,125       948,000       654,000
     Deferred income                                   3,761,371    12,074,000     9,694,000
     Short-term notes and loans payable                5,508,853     7,324,000       242,000
                                                     -----------   -----------   -----------

         Total current liabilities                    23,010,557    33,236,000    20,884,000
                                                     -----------   -----------   -----------

Long term debt, net of current portion shown above     5,488,907     5,543,000       598,000
                                                     -----------   -----------   -----------

Minority interest                                        442,916       494,000       180,000
                                                     -----------   -----------   -----------

Stockholders' equity:
     Common stock, $.001 par value; 50,000,000
       shares authorized; 14,739,210 and
       13,556,356 shares issued and outstanding
       at June 30, 2006, 2005 and 2004, respectively      14,793        14,000        14,000
     Additional paid-in capital                       13,659,955     9,209,000     7,519,000
     Retained earnings                                30,295,259    20,269,000     8,639,000
     Accumulated other comprehensive income            1,074,615       605,000            --
                                                     -----------   -----------   -----------

         Total stockholders' equity                   45,044,622    30,097,000    16,172,000
                                                     -----------   -----------   -----------

Total liabilities and stockholders' equity            73,987,002   $69,370,000   $37,834,000
                                                     ===========   ===========   ===========



See accompanying summary of accounting policies and notes to financial statements.

                               AMERICAN DAIRY INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005 AND FOR
                  YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

                                                    Six Months Ended               For the Years Ended December 31,
                                                        June 30,
                                                  2006            2005            2005            2004            2003
                                              ------------    ------------    ------------    ------------    ------------
SALES                                         $ 52,003,246    $ 29,264,329    $ 68,024,000    $ 37,416,000    $ 26,636,000
COST OF GOODS SOLD                              25,245,965      14,891,055      38,716,000      18,007,000      15,733,000
                                              ------------    ------------    ------------    ------------    ------------
      Gross Profit                              26,757,281      14,373,274      29,308,000      19,409,000      10,903,000
                                              ------------    ------------    ------------    ------------    ------------

OPERATING AND ADMINISTRATIVE
EXPENSES:
      Distribution expenses                     15,130,920       7,914,636      16,743,000      13,486,000       7,899,000
      General and administrative                 2,336,021         779,975       2,483,000       1,313,000       1,670,000
      Depreciation                                 167,784         238,608         161,000          55,000         131,000
                                              ------------    ------------    ------------    ------------    ------------

                                                17,634,725       8,933,219      19,387,000      14,854,000       9,700,000
                                              ------------    ------------    ------------    ------------    ------------

      Income from operations                     9,122,556       5,440,055       9,921,000       4,555,000       1,203,000
                                              ------------    ------------    ------------    ------------    ------------

OTHER INCOME (EXPENSE):
      Other income (expenses)                    1,286,240          62,135       2,221,000       1,489,000       1,197,000
      Gain on disposal of assets                        --              --           9,000           1,000              --
      Interest and finance costs                  (402,937)        (45,613)       (523,000)        (49,000)        (25,000)
                                              ------------    ------------    ------------    ------------    ------------

                                                   883,303          16,522       1,707,000       1,441,000       1,172,000
                                              ------------    ------------    ------------    ------------    ------------

MINORITY INTEREST                                   20,608              --           2,000              --              --
                                              ------------    ------------    ------------    ------------    ------------

INCOME BEFORE INCOME TAXES                      10,026,467       5,456,577      11,630,000       5,996,000       2,375,000

(PROVISION FOR) BENEFIT FROM
INCOME TAXES                                            --              --              --         262,000        (339,000)
                                              ------------    ------------    ------------    ------------    ------------

NET INCOME                                      10,026,467       5,456,577      11,630,000       6,258,000       2,036,000

Other comprehensive income:
      Foreign currency
      translation adjustment                       469,354              --         605,000              --              --
                                              ------------    ------------    ------------    ------------    ------------

TOTAL COMPREHENSIVE INCOME                    $ 10,495,821    $  5,456,577    $ 12,235,000    $  6,258,000    $  2,036,000
                                              ============    ============    ============    ============    ============

BASIC NET INCOME PER COMMON SHARE             $       0.70    $       0.40    $       0.83    $       0.52    $       0.19
                                              ============    ============    ============    ============    ============

WEIGHTED AVERAGE BASIC SHARES OUTSTANDING       14,373,202      13,656,918      13,931,000      12,077,000      10,536,000
                                              ============    ============    ============    ============    ============

DILUTED NET INCOME PER COMMON SHARE           $       0.61    $       0.36    $       0.74    $       0.47    $       0.19
                                              ============    ============    ============    ============    ============

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING     16,860,107      15,310,479      16,057,000      13,456,000      10,536,000
                                              ============    ============    ============    ============    ============


See accompanying summary of accounting policies and notes to financial statements.

                              AMERICAN DAIRY, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND THE
                  YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

                                               Common Stock
                                            --------------------                                 Accumulated
                                              Number     $ 0.001   Additional                       Other
                                                of         par       Paid-In       Retained     Comprehensive
                                              Shares      Value      Capital       Earnings         Income         Totals
                                            ----------   -------   -----------    -----------   -------------   -----------
Balance, December 31, 2002                   9,785,530   $10,000   $    (6,000)   $   345,000   $          --   $   348,000

Share issued for consulting and
  syndication services                         240,000        --       270,000             --              --       270,000

Share issued in exchange for
 conversion of shareholder loans               933,155     1,000     1,865,000             --              --     1,866,000

Stock issued for cash                          792,285     1,000     1,499,000             --              --     1,500,000

Less offering costs                                 --        --      (401,000)            --              --      (401,000)

Net income for the year ended
  December 31, 2003                                 --        --            --      2,036,000              --     2,036,000
                                            ----------   -------   -----------    -----------   -------------   -----------

Balance, December 31, 2003                  11,750,970    12,000     3,227,000      2,381,000              --     5,619,000

Stock issued for services                       46,000        --        97,000             --              --        97,000

Stock issued for cash                        1,759,384     2,000     4,672,000             --              --     4,675,000

Less offering costs                                 --        --      (477,000)            --              --      (477,000)

Net income for the year ended
 December 31, 2004                                  --        --            --      6,258,000              --     6,258,000
                                            ----------   -------   -----------    -----------   -------------   -----------

Balance, December 31, 2004                  13,556,354    14,000     7,519,000      8,639,000              --    16,172,000

 Stock issued for cash                         428,570        --       750,000             --              --       750,000

 Stock issued for services                     147,900        --       940,000             --              --       940,000

 COMPREHENSIVE INCOME:

 Foreign currency translation adjustments           --        --            --             --         605,000       605,000

Net income for the year ended
December 31, 2005                                   --        --            --     11,630,000              --    11,630,000
                                            ----------   -------   -----------    -----------   -------------   -----------

Balance, December 31, 2005                  14,132,824   $14,000   $ 9,209,000    $20,269,000   $     605,000   $30,097,000

Stock issued for services                       88,250        --       911,000             --              --       911,000

Stock issued for cash                          172,261        --       345,000             --              --       345,000

Stock issued for note conversion               399,375     1,000     3,195,000             --              --     3,196,000

Foreign currency translation
     Adjustment                                     --        --            --             --         469,000       469,000
Net income for the three months
  Ended March 31, 2006                              --        --            --     10,026,000              --    10,026,000
                                            ----------   -------   -----------    -----------   -------------   -----------
Balance, June 30, 2006                      14,792,710   $15,000   $13,660,000    $30,295,000   $   1,074,000   $45,044,000
                                            ==========   =======   ===========    ===========   =============   ===========



See accompanying summary of accounting policies and notes to financial statements.

                               AMERICAN DAIRY INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005 AND
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                           Six Months Ended June 30,               Year Ended December 31,
                                              2006            2005            2005            2004            2003
                                          (Unaudited) (Unaudited)
                                          ------------    ------------    ------------    ------------    ------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                               $ 10,026,467    $  5,456,577    $ 11,630,000    $  6,258,000    $  2,037,000
 Adjustments to reconcile net income
      to operating activities -
        Depreciation                           790,235         238,608       1,001,000         262,000         131,000
        Provision for doubtful accounts             --              --         310,000          84,000         426,000
        Compensation expense for stock         910,930         642,850         940,000          97,000         180,000
        Gain on disposal of assets                  --              --          (9,000)         (1,000)             --
 Changes in assets and liabilites:
 (Increase) decrease in -
        Accounts and notes receivable       (1,551,400)     (3,362,730)     (5,176,000)        538,000       1,681,000
        Other receivables                    1,034,217        (778,623)             --              --              --
        Employee receivables                   (30,870)             --              --              --              --
        Inventories                         (1,206,440)       (469,734)     (4,580,000)         32,000      (3,086,000)
        Prepaid expenses                       527,951        (301,943)       (310,000)        673,000         (11,000)
        Advances to suppliers                 (337,131)       (657,339)       (909,000)        322,000        (630,000)
        Other tax refundable                   500,892         (21,324)       (464,000)        522,000        (458,000)
 Increase (decrease) in -
        Accounts payable and other             304,036      (1,073,211)      3,115,000       2,533,000       3,532,000
        Other liabilities-fixed asset
          purchasees obligations                    --       5,300,000              --              --              --
        Advances from related parties           31,423          (4,415)             --              --              --
        Advances from employees               (238,471)        550,466              --              --              --
        Deferred income                     (8,312,410)     (7,434,065)      2,379,000       4,827,000       2,071,000
        Tax payable                                 --              --              --         212,000         164,000
                                          ------------    ------------    ------------    ------------    ------------

 Net cash provided by  (used by)
 operating activities                        2,449,429      (1,914,883)      7,927,000      16,359,000       6,037,000
                                          ------------    ------------    ------------    ------------    ------------

 CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchase of fixed assets            (2,336,161)     (7,315,504)    (15,327,000)     (5,241,000)     (3,672,000)
        Payments received on note
             receivable                             --         217,391         217,000              --              --
        Disposal of assets                          --              --          24,000          33,000          88,000
        Cash received in merger
           and recapitalization                     --              --              --              --          18,000
        Deposit on land, building
            and equipment                           --             --              --         418,000        (418,000)
        Contributions by minority
            interest                           (50,584)        305,285         313,000         180,000              --
        Construction in progress             1,212,740        (555,073)             --     (12,686,000)     (2,035,000)
                                          ------------    ------------    ------------    ------------    ------------
 Net cash (used in)
  investing activities                      (1,174,005)     (7,347,901)    (14,773,000)    (17,296,000)     (6,019,000)
                                          ------------    ------------    ------------    ------------    ------------

 CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from short-term debt                   --              --       8,549,000       1,660,000         483,000
        Proceeds from long-term debt                --       2,520,542       5,000,000              --              --
        Repayments of short-term debt               --              --      (1,466,000)     (1,186,000)             --
        Repayments of long-term debt                --              --         (70,000)             --              --
        (Repayment of) advance
           from shareholder                         --              --        (209,000)        233,000         (53,000)
        Sale of common stock
           and capital contribution                 --              --         750,000       4,673,000       1,500,000
        Proceeds from short-term loans       3,875,000       6,993,482              --              --              --
        Proceeds from long-term loan           391,630              --              --              --              --
        Repayments of short-term loans      (3,082,614)             --              --              --              --
        Repayments of long-term loans          (53,347)        (49,902)             --              --              --
        Issuance of common stock               345,848         550,000              --              --              --
        Payment of offering costs                   --              --              --        (477,000)       (396,000)
        Purchase obligation (repayment)             --              --              --        (362,000)        363,000
                                          ------------    ------------    ------------    ------------    ------------

 Net cash provided by
 financing activities                        1,476,517      10,014,122      12,554,000       4,541,000       1,897,000
                                          ------------    ------------    ------------    ------------    ------------

 Effect of exchange rate change
  on cash and cash equivalents                 468,945              --         605,000              --              --

 NET INCREASE (DECREASE)IN CASH
  AND EQUIVALENTS                            3,220,886         751,338       5,708,000       3,604,000       1,915,000

 CASH AND CASH EQUIVALENTS,
        BEGINNING OF PERIOD                 12,958,435       6,645,197       6,645,000       3,041,000       1,126,000
                                          ------------    ------------    ------------    ------------    ------------
 CASH AND CASH EQUIVALENTS,
        END OF PERIOD                     $ 16,179,321    $  7,396,535      12,958,000    $  6,645,000    $  3,041,000
                                          ============    ============    ============    ============    ============


See accompanying summary of accounting policies and notes to financial statements.

                               AMERICAN DAIRY INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005 AND FOR THE
                  YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003
                                   (Continued)

                                                      Six Months Ended June 30,        Year Ended December 31,
                                                         2006           2005         2005        2004        2003
                                                     (Unaudited) (Unaudited)
                                                     ------------   ------------   --------   ----------   --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
       Interest paid,
        net of capitalized amounts                    $   156,807   $     10,017   $139,000   $   37,000   $ 20,000
                                                     ============   ============   ========   ==========   ========

       Income taxes paid                             $         --   $         --   $     --   $       --   $339,000
                                                     ============   ============   ========   ==========   ========

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During February, 2006, 49,000 shares of the Company's common stock was issued to various directors and service providers. The shares were valued at $434,000.

During April 2006, holders of $3,000,000 in convertible debt elected to convert their notes plus accrued interest thereon into 399,375 shares of the Company's common stock. The conversion price was $8.00 per share.


During June, 2006, 39,250 shares of the Company's common stock were issued to various directors and service providers. The shares were valued at $477,000.

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During the three months ended March 31, 2006 and 2005, the Company issued 49,000 and 0 common shares respectively valued at $434,000 and $0. During the years ended December 31, 2005, 2004, and 2003, the Company issued for services rendered 147,900, 46,000, and 240,000 common shares, valued at $940,240,
$96,600, and $270,000, respectively.

During 2005, $11,347,000 of construction costs were transferred from construction in progress to fixed assets.

During the year ended December 31, 2004, the Company issued 523,305 warrants to underwriters as additional consideration for funds raised in private placements during the year. The exercise price on these warrants ranged from $1.50 per share to $2.70 per share and all had a three year life. The fair market value at the date of issuance of these warrants totalled $862,245. The effect of the issuance is to increase additional paid in capital by the fair value of the warrants issued with an offset to additional paid in capital in the same amount, since offering costs are treated as reductions in additional paid in capital.

During 2004, the net assets of Sanhao Dairy were transferred to Feihe Dairy by way of distribution to members effective July 1, 2004.

See accompanying summary of accounting policies and notes to financial statements.

                              AMERICAN DAIRY, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1. DESCRIPTION OF BUSINESS

                            ORGANIZATIONAL STRUCTURE

American Dairy, Inc. ("American Dairy" or the "Company") was incorporated in the State of Utah on December 31, 1985, originally with the name of Gaslight, Inc. It was inactive until March 30, 1988 when it changed its corporate name to Lazarus Industries, Inc. and engaged in the business of manufacturing and marketing medical devices. This line of business was discontinued in 1991, and it became a non-operating public company shell. During 2003, the Company changed its name to American Dairy, Inc.

Effective May 7, 2003, American Dairy completed the acquisition of 100% of the issued and outstanding capital stock of American Flying Crane Corporation ("AFC"), a Delaware corporation. As a result, AFC became a wholly owned subsidiary of American Dairy.

AFC was incorporated on January 15, 2002 in Delaware, with 50,000,000 authorized shares of common stock at a par value of $0.0001 per share and 10,000 of which authorized shares are currently issued and outstanding. AFC owns 100% of the registered capital of Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") and Feihe Dairy in turn owns 100% of the registered shares of BaiQuan Feihe Dairy Co. Limited ("BaiQuan Dairy") and Heilongjiang Sanhao Dairy Co., Limited ("Sanhao Dairy") which was liquidated into BaiQuan Dairy during 2004, and 95% of Beijing Feihe Biotechnology Scientific and Commercial Co., Limited (Beijing Feihe) with the other 5% being held in trust for the Company. AFC also owns 60% of the registered capital of Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited (Shanxi) formed to develop and operating a walnut processing plant.

Currently, the principal core activity of AFC is investment holdings, while the principal core activities of Feihe Dairy, Sanhao Dairy and BiaQuan Dairy are manufacturing and distribution of dairy products under the Feihe trademarks. The principal core activity of Shanxi is the production and distribution of walnut powder. Shanxi commenced operations in October 2005. The subsidiaries' principal country of operations is the People's Republic of China ("PRC").

Included in the consolidated financial statements are the following subsidiaries:

o American Flying Crane Corporation
o Heilongjiang Feihe Dairy Co., Limited
o BaiQuan Feihe Dairy Co., Limited
o Beijing Feihe Biotechnology Scientific and Commercial Co., Limited
o Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited

2. BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The Company's consolidated financial statements include the accounts of American Dairy, Inc., its wholly-owned subsidiaries, AFC, Feihe Dairy, Beijing Feihe, and BaiQuan Feihe and its 60% owned subsidiary, Shanxi Feihe. The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

                              AMERICAN DAIRY, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



On May 7, 2003, American Dairy, Inc. acquired all of the outstanding common stock of American Flying Crane Corporation. For accounting purposes, the acquisition has been treated as a recapitalization of American Flying Crane Corporation with American Flying Crane Corporation as the acquirer. The historical financial statements presented both before and after May 7, 2003 are those of American Flying Crane Corporation.

On December 31, 2002, American Dairy, Inc. (formerly Lazarus Industries Inc.("Lazarus")) had 7,485,147 shares issued and outstanding. In preparation for the acquisition of AFC, Lazarus did a 19 to 1 stock split which reduced the shares outstanding by 7,090,994 shares. This was followed by the repurchase of an additional 258,623 shares by Lazarus for $20,000 leaving 135,530 shares outstanding. On May 7, 2003, Lazarus issued 9,650,000 shares of its common stock for the acquisition of 100% of the outstanding stock of AFC.

In accordance with the requirements of SEC Accounting and Disclosure Rules and Practices Appendix B, the May 7, 2003 transaction was treated as a recapitalization of AFC as it was deemed to be the accounting acquirer. Furthermore, in accordance with the requirements of Current Issue and Rulemaking Projects ("CIRP") T.VI.G-11-98, the historical financial statements prior to the acquisition are those of the accounting acquirer, although (in absence of a name change) they are labeled as those of the issuer. Therefore, for financial reporting purposes, the recapitalized financial statements of AFC were rolled back. As of December 31, 2002, the common shares outstanding include the 9,650,000 shares issued to the AFC shareholders plus the 135,530 shares still owned by the original Lazarus shareholders for a total of 9,785,530 shares.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies:

CONSOLIDATION POLICY - All significant inter-company transactions and balances within the Company are eliminated on consolidation.

CASH AND EQUIVALENTS - The Company considers all highly liquid debt instruments purchased with maturity period of three months or less to be cash equivalents. The carrying amounts reported in the accompanying consolidated balance sheet for cash and cash equivalents approximate their fair value.

ACCOUNTS RECEIVABLE - Provision is made against accounts receivable to the extent which they are considered to be doubtful. Accounts receivable in the balance sheet is stated net of such provision.

INVENTORIES - Inventories comprise raw materials, consumables and goods held for resale and are stated at the lower of cost or market value. Cost is calculated using the weighted average method and includes any overhead costs incurred in bringing the inventories to their present location and condition. Overhead costs included in finished goods inventory include direct labor cost and other costs directly applicable to the manufacturing process, including utilities, supplies, repairs and maintenances, and depreciation expense.

Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

CONSTRUCTION-IN-PROGRESS - All facilities purchased for installation, self-made or subcontracted are accounted for as construction-in-progress. Construction-in-progress is recorded at acquisition cost, including cost of facilities, installation expenses and the interest capitalized during the course of construction for the purpose of financing the project. Upon completion and readiness for use of the project, the cost of construction-in-progress is to be transferred to fixed assets.

PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method less anticipated salvage values of 10% for financial statement purposes. Land use rights are being amortized on a straight-line basis over the term of the use agreement. The estimated useful lives for significant property and equipment categories are as follows:

                              AMERICAN DAIRY, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


                  Buildings                         33 years
                  Plant and machinery               20 years
                  Motor vehicles                     9 years
                  Computers and equipment            5 years


The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at June 30, 2006, December 31, 2005 or for the three years then ended.


DEFERRED REVENUES - Revenue from the sale of goods or services is recognized when goods are delivered or services are rendered. Receipts in advance for goods to be delivered or services to be rendered in the subsequent year are carried forward as deferred revenue.


REVENUE RECOGNITION - Revenue from the sale of goods is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed. During 2005, one customer represented 15% of sales. No customer represented over 10% of sales in 2004 and 2003 or during the six months ended June 30, 2006.


Interest income is recognized when earned, taking into account the principal amounts outstanding and the interest rates applicable.

Other income includes compensation received from the State Bureau as incentive to relocate from the previous factory premises, value added tax rebates and profit from the sales of raw materials to third parties.

FOREIGN CURRENCIES - The Company's principal country of operations is in The People's Republic of China. The financial position and results of operations of the Company are determined using the local currency ("Renminbi" or "Yuan") as the functional currency. The results of operations denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the market rate of exchange ruling at that date. The registered equity capital denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. All translation adjustments resulting from the translation of the financial statements into the reporting currency ("US Dollars") are dealt with as an exchange fluctuation reserve in shareholders' equity.

                              AMERICAN DAIRY, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Historically the local currency's exchange rate had been tied to the US Dollar at a rate of approximately 8.28 Yuan per US Dollar. Effective July 21, 2005 the Yuan was revalued to an effective exchange rate of approximately 8.11 Yuan per US Dollar. Subsequent to the revaluation the Yuan has been allowed to float within a specified range. As of December 31, 2005 the exchange rate was 8.11 Yuan per US Dollar. As of June 30, 2006 the exchange rate was 8.0 Yuan per US Dollar.


TAXATION - In accordance with the requirements of Statement of Financial accounting Standards No. 109 "Accounting Form Income Taxes", deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely that not that some portion or all of the deferred tax assets will not be realized. For the three months ended March 31, 2006 and the years ended December 31, 2005, 2004, and 2003, Feihe Dairy enjoyed a 100% tax holiday from enterprise income taxes. Therefore the only timing differences giving rise to deferred income taxes during these periods was the tax effect of the net operating loss carryforward at the parent company level, which was subject to a 100% valuation allowance.


A provision has not been made at June 30, 2006 for U.S. or additional foreign withholding taxes on approximately $29 million of undistributed earnings of foreign subsidiaries because it is the present intention of management to reinvest the undistributed earnings indefinitely in foreign operations. Generally, such earnings become subject to U.S. tax upon the remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability on such undistributed earnings.


Enterprise income tax ("EIT") is provided on the basis of the statutory profit for financial reporting purposes, adjusted for income and expense items, which are not assessable or deductible for income tax purposes. Under the Business Promotion Policy Concerning Income Tax on Foreign Enterprises promulgated by the QiQiHaEr City Municipal Government, foreign owned enterprises registered in QiQiHaEr City are entitled to a tax holiday of seven years for full EIT exemption as though the EIT has been paid during the tax holiday periods. The preferential tax treatment commenced in 2003 and will expire in 2009.

Value added tax

Value added tax payable in the PRC is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year.

                              AMERICAN DAIRY, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


During 2003, 2004, and 2005, the Kendong County Government had a policy of refunding amounts equal to 50% of the value added tax paid as an economic incentive to support the local economy through the employment the Company provides at its production facilities. These refunds which amounted to $1,502,127, $1,144,060 and $942,907 for the fiscal years ended December 31, 2005, 2004, and 2003 respectively are reflected in other income on the financial statements.


PRODUCT DISPLAY FEES - The Company has entered into a number of agreements with the resellers of its products, whereby the Company pays the reseller an agreed upon amount to display its products. As prescribed by the Emerging Issues Task Force Issue 01-09: Accounting for Consideration Given by a Vendor to a Customer, the Company has reduced sales by the amounts paid under these agreements. For the years ended December 31, 2005 and 2004 these totaled $1,800,000 and $1,922,000 respectively. For the six months ended June 30, 2006 and 2005 these fees totaled $1,120,000 and $1,114,000 respectively.

ADVERTISING COSTS - Advertising costs are charged to operations when incurred. Advertising expense for the six months ended June 30, 2006 and 2005 totaled $9,260,000 and $3,471,000 respectively. Advertising expense totaled $3,394,000, $2,753,000, and $1,633,000 during the years ended December 31, 2005, 2004, and
2003, respectively.


SHIPPING AND HANDLING COSTS - The Company's shipping and handling costs are included in cost of sales for all periods presented.

RETIREMENT BENEFIT COST - According to the People's Republic of China regulations on pension, a company contributes to a defined contribution retirement plan organized by municipal government in the province in which the Company was registered and all qualified employees are eligible to participate in the plan. Contributions to the plan are calculated at 20% of the employees' salaries above a fixed threshold amount and the employees contribute 4% while the Company contributes the balance contribution of 16%. Wholly owned foreign enterprises are exempted from contribution to the retirement plan.

FAIR VALUE OF FINANCIAL STATEMENTS - The carrying amounts of certain financial instruments, including cash, accounts receivable, note receivable, other receivables, accounts payable, accrued expenses, advances from staff, notes payable and other payables approximate their fair values as of December 31, 2005 and March 31, 2006 because of the relatively short-term maturity of these instruments.

USE OF ESTIMATES - The preparation of financial statements in accordance with generally accepted accounting principles require management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS - Certain reclassifications have been made to the prior years' financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

                              AMERICAN DAIRY, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


In May 2003, the FASB issued SFAS No. 150, "Accounting for Instruments with Characteristics of Both Debt and Equity" (SFAS 150). Statement 150 requires liability classification for three types of instruments: 1) mandatory redeemable shares that obligate the company to deliver cash or other assets to shareholders on fixed or determinable dates; 2) freestanding written put options and forward purchase contracts on a company's own shares that obligate the company to deliver cash or other assets, and 3) contracts that obligate a company to issue its own shares in amounts that are unrelated to, or inversely related to, the value of the shares. The adoption of SFAS 150 had no impact on the Company's financial position, results of operations, or cash flows.

In November 2004, the FASB issued SFAS No. 151 "Inventory Costs - an amendment of ARB No. 43, Chapter 4". Statement No. 151 requires that certain abnormal costs associated with the manufacturing, freight, and handling costs associated with inventory be charged to current operations in the period in which they are incurred. The adoption of SFAS 151 had no impact on the Company's financial position, results of operations, or cash flows.

In December 2004, the FASB issued a revision of SFAS No. 123 "Share-Based Payment". The statement establishes standards for the accounting for transactions in which an entity exchanges its equity investments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The statement does not change the accounting guidance for share-based payments with parties other than employees.

The statement requires a public entity to measure the cost of employee service received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exception). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). A public entity will initially measure the cost of employee services received in exchange for an award of liability instrument based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation over that period.

The grant-date for fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of these instruments.

The statement is effective for the quarter beginning January 1, 2006.

SFAS No. 152 "Accounting for Real Estate Time Sharing Transactions", SFAS No. 153 "Exchange of Nonmonetary Assets", SFAS No. 154 "Accounting for Changes and Error Corrections", SFAS No. 155 "Accounting for Certain Hybrid Financing Instruments", and SFAS No. 156 "Accounting for Servicing of Financial Assets" were recently issued but have no current applicability to the Company and have no effect on the consolidated financial statements.

                              AMERICAN DAIRY, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


4. CONCENTRATIONS OF BUSINESS AND CREDIT RISK


The Company maintains certain bank accounts in the PRC which are not protected by FDIC insurance or other insurance. As of December 31, 2005 the Company held $206,000 of cash balances within the United States of which $106,000 was in excess of FDIC insurance limits. As of June 30, 2006 these balances were $183,000 and $87,000 respectively.


Geographic Concentration; Fluctuations in Regional Economic Conditions. Nearly all of American Dairy's sales are concentrated in China. Accordingly, American Dairy is susceptible to fluctuations in its business caused by adverse economic conditions in this country. American Dairy's products are priced higher than non-premium quality dairy products. Although American Dairy believes that the quality, freshness, flavor and absence of artificial ingredients in its products compensate for this price differential, there can be no assurance that consumers will be willing to pay more for such products in unfavorable economic conditions, or at all. Difficult economic conditions in other geographic areas into which American Dairy may expand may also adversely affect its business, operations and finances.

The Company provides credit in the normal course of business. Substantially all customers are located in The People's Republic of China. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

Substantially all of the Company's fixed assets and operations are located in the Peoples Republic of China.

The Company is self-insured for all risks and carries no liability or property insurance coverage of any kind.

Substantially all of the Company's profits are generated from operations in mainland China.

Payments of dividends may be subject to some restrictions; therefore in accordance with Rule 504/4.08 (e) (3) of Regulation S-X, the following are condensed parent company, only financial statements for the three years ended December 31, 2005.

                 AMERICAN DAIRY, INC. AND AMERICAN FLYING CRANE
                  CONDENSED PARENT COMPANY ONLY BALANCE SHEETS
                     AS OF DECEMBER 31, 2005, 2004, AND 2003

                                                             2005          2004          2003
                                                         -----------   -----------   -----------
Current assets:
          Cash                                           $   216,684   $   209,347   $   705,091
          Accounts receivable, other                           1,567         1,567
          Prepaid expenses                                    22,500            --       113,989
                                                         -----------   -----------   -----------
                  Total current assets                       240,751       210,914       819,080

Investment in  subsidiaries, reported on equity method    40,047,899    18,118,753     5,886,538
                                                         -----------   -----------   -----------
Total assets                                             $40,288,650   $18,329,667   $ 6,705,618
                                                         ===========   ===========   ===========

                                                                      2005          2004           2003
                                                                   -----------   -----------   -----------
Current liabilities:
Accounts payable and accrued expenses                              $   362,153   $   138,153   $    12,000
Advances from directors                                              1,829,527     1,091,364       858,418
Advances from subsidiaries                                                  --       928,421       214,152
Short-term notes and loans payable                                   3,000,000            --
                                                                   -----------   -----------   -----------
Total current liabilities                                            5,191,680     2,157,938     1,084,570

Long term debt, net of current portion shown above                   5,000,000            --            --

Stockholders' equity:

Common stock, $.001 par value; 50,000,000 shares authorized;
14,134 and 13,558 shares issued and outstanding at
December 31, 2005 and 2004, respectively                                14,134        13,558        11,571
Additional paid-in capital                                           9,208,836     7,519,172     3,228,297
Retained earnings                                                   20,269,000     8,639,000     2,381,000
Accumulated other comprehensive income                                 605,000            --            --
                                                                   -----------   -----------   -----------
Total stockholders' equity                                          30,096,970    16,171,730     5,621,048
                                                                   -----------   -----------   -----------
Total liabilities and stockholders' equity                         $40,288,650   $18,329,667   $ 6,705,618
                                                                   ===========   ===========   ===========

                 AMERICAN DAIRY, INC. AND AMERICAN FLYING CRANE
                 CONDENSED PARENT COMPANY ONLY INCOME STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

                                                 2005            2004            2003
                                             ------------    ------------    ------------
SALES                                        $         --    $         --    $         --

OPERATING AND ADMINISTRATIVE
EXPENSES:
      General and administrative expenses       1,448,656         515,149         706,164
      Other                                        69,734          34,990              --

                                                1,518,390         550,139         706,164

      Income from operations                   (1,518,390)       (550,139)       (706,164)

OTHER INCOME (EXPENSE):
      Equity in earnings of unconsolidated
         subsidiaries                          13,434,145       6,877,949       3,065,302
      Other income (expenses)                      13,516         (65,871)         21,862
      Interest and finance costs                 (299,271)         (3,939)             --

                                               13,148,390       6,808,139       3,087,164

INCOME BEFORE INCOME TAXES                     11,630,000       6,258,000       2,381,000

(PROVISION FOR) BENEFIT FROM
INCOME TAXES                                           --              --              --

NET INCOME                                     11,630,000       6,258,000       2,381,000

                 AMERICAN DAIRY, INC. AND AMERICAN FLYING CRANE
             CONDENSED PARENT COMPANY ONLY STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                                    2005            2004            2003
                                                                ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                      $ 11,630,000    $  6,258,000    $  2,381,000
Adjustments to reconcile net income to operating activities -
                Less : Equity in earnings of unconsolidated               --              --              --
                   subsidiaries                                  (13,434,144)     (6,877,949)     (3,065,302)
                Compensation expense for stock issued                940,240          96,600         270,000
Changes in assets and liabilites:
(Increase) decrease in -
                Accounts and notes receivable                             --          (1,567)             --
                Prepaid expenses                                     (22,500)        113,989        (113,989)
Increase (decrease) in -
                Accounts payable and accrued expenses                224,000         126,153          12,000

Net cash (used in) operating activities                             (662,404)       (284,774)       (516,291)

CASH FLOWS FROM INVESTING ACTIVITIES:
                Investment in subsidiary                          (7,890,000)     (5,112,376)     (2,821,236)
                Long-term investment                                      --        (241,890)             --
Net cash (used in) investing activities                           (7,890,000)     (5,354,266)     (2,821,236)

CASH FLOWS FROM FINANCING ACTIVITIES:
                Advances from director                               738,162         232,946         858,418
                Advances from subsidiary                            (928,422)        714,269         214,152
                Loan proceeds                                      8,000,000              --              --
                Offering proceeds                                    750,000       4,196,082       2,970,048

Net cash provided by financing activities                          8,559,740       5,143,297       4,042,618

Effect of exchange rate change on cash and cash equivalents               --              --              --

NET INCREASE (DECREASE)  IN CASH AND EQUIVALENTS                       7,336        (495,743)        705,091

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                       209,348         705,091              --

CASH AND CASH EQUIVALENTS, END OF PERIOD                        $    216,684    $    209,348    $    705,091

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
                Interest paid, net of capitalized amounts       $    299,271    $      3,939    $         --
                Income taxes paid                               $         --    $         --    $         --

                 American Dairy, Inc. and American Flying Crane
          Notes to Condensed Parent Company Only Financial Statements

Note 1 - These condensed parent company only financial statements should be read in connection with the American Dairy consolidated financial statements and notes thereto.

Note 2 - Convertible Debt


As of December 31, 2005 the Company had two series of convertible debt outstanding as described below:

Series A Convertible notes in the amount of $3,000,000, bearing interest at 6.5% per annum, due on April 26, 2006. These notes are convertible to common stock at a conversion price of $8.00 per share. In April 2006, the Series A Convertible note holders exercised their option to convert the $3,000,000 in outstanding principal plus accrued interest of $195,000 into 399,375 shares of the Company's common stock.


Series B Convertible notes in the amount of $5,000,000, bearing interest at 7.5% per annum, $2,500,000 due on June 30, 2007 and $2,500,000 due on August 14, 2007. These notes are convertible to common stock at a conversion price of $10 per share.

The Series A Notes are reflected in current liabilities as of December 31, 2005.

As of June 30, 2006 principal payment due by year for the next five years and thereafter on the Series B notes is as follows:


Fiscal year ended December 31                           Amount
-----------------------------                        ------------
2006                                                 $  3,000,000
2007                                                    5,000,000
2008                                                           --
2009                                                           --
2010                                                           --
Thereafter                                                     --
                                                     ------------
                                                     $  8,000,000
                                                     ============

5. INVENTORIES


Inventories consist of the following as of June 30, 2006, December 31, 2005 December 31, 2004:

                                            June 30,         December 31,
                                          (Unaudited)      2005         2004
                                          -----------   ----------   ----------
  Raw and partially processed materials   $ 7,241,559   $3,215,000   $4,073,000
  Finished goods                            3,587,228    6,407,000      969,000
                                          -----------   ----------   ----------

                                          $10,828,787   $9,622,000   $5,042,000
                                          ===========   ==========   ==========


6. TAX REFUNDABLE

Tax refundable represents valued added tax refundable from the local governments in The People's Republic of China.

7. TRANSACTIONS WITH RELATED PARTIES


As of June 30, 2006, December 31, 2005 and December 31, 2004 the Company had the following balances due to (from) its officers and directors:

     Name                              2006          2005         2004
     ----------------------------   ----------    ----------   ----------
     Leng You-bin                   $  895,220    $  858,000   $1,134,000
     Other officers and directors       69,147        75,000        8,000
                                    ----------    ----------   ----------

                                    $  964,367    $  933,000   $1,142,000
                                    ==========    ==========   ==========



These balances are non-interest bearing and due on demand.

                              AMERICAN DAIRY, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


8. FIXED ASSETS

During 2005, the Company completed the acquisition of the assets of Nutricia Nutritionals Co., Limited for a total consideration of $7,430,000, of which $130,000 was allocated to inventory and the balance of $7,300,000 was allocated to buildings and equipment. This acquisition consisted of a production plant and milk collection centers located in Yushutun and Angangxi Districts.


Fixed assets consist of the following as of June 30, 2006, December 31, 2005 December 31, 2004:

                                       2006            2005            2004
                                   ------------    ------------    ------------
  Buildings                          19,696,898    $ 19,352,000    $  4,858,000
  Plant and machineries              17,491,382      15,513,000       3,932,000
  Motor vehicles                        809,344         787,000         292,000
  Computers and equipment               441,357         392,000         299,000
                                   ------------    ------------    ------------
                                     38,438,981      36,044,000       9,381,000
  Less: Accumulated depreciation     (2,207,065)     (1,358,000)       (354,000)
                                   ------------    ------------    ------------
                                     36,231,916    $ 34,686,000    $  9,027,000
                                   ============    ============    ============


Depreciation expense totaled $1,001,000, $261,000, and $131,000, respectively, for the years ended December 31, 2005, 2004, and 2003 of which $840,000, $206,000, and $0 were included as a component of cost of goods in the respective periods. Depreciation expense totaled $790,235 and $238,608 for the six months ended June 30, 2006 and 2005 respectively of which $561,086 and $161,332 were included as a component of cost of goods sold.


9. CONSTRUCTION-IN-PROGRESS

The Company had two major construction projects under construction at December 31, 2005 and 2004 as detailed below:


                                                2005          2004
                                            -----------   -----------
        Feihe Dairy processing facilities   $         0   $10,758,000
        Shanxi walnut processing facility             0     3,963,000
                                            -----------   -----------
                                            $         0   $14,721,000
                                            ===========   ===========

As of June 30, 2006, the only costs remaining in construction in progress were $2,161,093 related to Feihe Dairy production facilities, GanNan construction project, and Langfang construction project.


10. ADVANCES FROM EMPLOYEES

Advances from employees represented temporary funding by employees to finance a temporary working capital shortfall experienced by the Company. The advances were unsecured, interest free and repayable within one year.

11. DEFERRED INCOME

Receipts in advance represent advances from new customers and for which goods have not been delivered as of the balance sheet date. Receipts in advance for goods to be delivered or services to be rendered in the subsequent year are carried forward as deferred revenue.

                              AMERICAN DAIRY, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


12. NOTES PAYABLE


Short term notes and loans payable consist of the following as of June 30, 2006, December 31, 2005 December 31, 2004:


                                                             2006         2005         2004
                                                          ----------   ----------   ----------


Note payable to a bank, bearing interest at 6.48% per
 annum, secured by plant and machinery, payable at
 maturity date of August 29, 2006                         $1,875,000   $       --   $       --

Unsecured, bearing interest at 7.5% per annum
 payable to limited partnership shareholder due
 date July 17, 2006                                        2,000,000           --           --

Note payable to a bank, bearing interest at 6.696% per
 annum, secured by plant and machinery, payable in
 monthly installments                                     $       --   $3,082,000   $       --

Series A convertible note, bearing interest at 6.5% per
 Annum, due on April 26, 2006, convertible to common              --    3,000,000           --
 stock at a conversion price of $8.00 per share

Unsecured, non-interest bearing obligation to an
 unrelated company, repayable upon demand                  1,008,253      995,000           --

Unsecured, non-interest bearing obligation to county
 finance department, with no fixed repayment terms           603,100      242,000           --

Unsecured, non-interest bearing obligation to regional
 corporation department, with no fixed repayment terms        22,500           --           --

                                                          ----------   ----------   ----------
                                                          $5,508,853   $7,319,000   $       --
                                                          ==========   ==========   ==========


13. LONG-TERM DEBT


Long-term debt consists of the following as of June 30, 2006, December 31, 2005, and December 31, 2004:

                                                                   2006           2005          2004
                                                               -----------    -----------    ---------
Series B convertible notes, bearing interest at 7.5%
 per annum, payments $2,500,000 due on June 30, 2007           $ 5,000,000    $ 5,000,000    $      --
 and August 14, 2007, convertible to common stock at
 a conversion price of $10.00 per share

Note payable to a bank, bearing interest at 5.76% per annum, secured by plant and machinery, payable in 96
 monthly installments                                              582,032        635,000      685,000

Note payable to a finance company, secured by a vehicle
 payable in 60 monthly installments                                  9,250         10,000       31,000
                                                               -----------    -----------    ---------
                                                               $ 5,591,282      5,645,000      716,000
Less: current portion of long-term debt                           (102,375)      (102,000)    (118,000)
                                                               -----------    -----------    ---------
                                                               $ 5,488,907    $ 5,543,000    $ 598,000
                                                               ===========    ===========    =========

As of June 30, 2006 principal payments due by year for the next five years and thereafter on these notes are as follows:

        Fiscal year ended December 31,                         Amount
        ------------------------------------------------     ----------
        2006                                                 $  102,375
        2007                                                  5,093,125
        2008                                                     93,125
        2009                                                     93,125
        2010                                                     93,125
        Thereafter                                              116,407
                                                             ----------
                                                                     $ 5,591,282
                                                             ==========

                              AMERICAN DAIRY, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


14. MINORITY INTEREST


Minority interest represents the proportionate share (40%) of equity of Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited Shanxi) owned by Licheng Shantai Technology Enterprises Co., Limited. At June 30, 2006, December 31, 2005 and 2004, the Company owned 60% of Shanxi's registered capital stock.


15. CAPITAL STOCK

The Company has 50,000,000 shares of authorized Common Stock with a par value of $.001 per share.

During 2003, the Company had stock transactions as detailed below:

In anticipation of the merger with AFC, the Company affected a 1 for 19 reverse stock split, which decreased the number of shares of outstanding common stock from 7,485,147 to 394,168. Then certain shareholders contributed 258,638 shares of common stock back to the Company further reducing the outstanding shares to 135,530.

The Company issued 9,640,000 shares of restricted common stock in exchange for all of the outstanding capital stock of AFC.

The Company also issued 240,000 shares of common stock and paid $60,000 in cash plus the obligation to pay another $12,000 in cash in connection with a consulting agreement entered into with existing shareholders. This stock was valued at $270,000 for financial reporting purposes. The consulting agreement is to cover a period of one year commencing May 7, 2003. For financial reporting purposes $228,000 was charged to consulting fee expense in 2003 with the balance of $114,000 being treated as a prepaid expense at December 31, 2003.

A shareholder converted advances to the Company in the amount of $1,866,000 into 933,155 shares of restricted common stock.

Additionally, a total of 792,285 shares of common stock were sold for a total cash consideration of $1,500,000. Offering and syndication costs totaling $401,000 were treated as reductions in additional paid-in capital for financial reporting purposes.

During 2004, the Company had stock transactions detailed below:

The Company issued 46,000 shares of its restricted common stock valued at $97,000 for consulting services.

In connection with two private placements, the Company issued 1,759,384 shares of restricted common stock purchased for total cash consideration of $4,673,000. Offering and syndication costs totaling $477,000 were treated as reductions in additional paid-in capital for financial reporting purposes. The Company also issued 1,825,546 warrants in connection with the private placements, 1,302,241 of which went to the purchasers and 523,305 went to the underwriters as additional consideration for funds raised in the private placements. The exercise price of these warrants ranged from $1.50 to $3.80 and the warrants expire in three years. The 523,305 warrants issued to underwriters had a market value at the issuance date of $862,000. The effect of the issuance is to increase additional paid-in capital by the fair value of the warrants issued with an offset to additional paid in capital in the same amount, since offering costs are treated as reductions in additional paid-in capital. No warrants were exercised during the year ended December 31, 2004.

                              AMERICAN DAIRY, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


During 2005, the Company had stock transactions detailed below:

The Company issued 98,900 shares of unrestricted common stock valued at $643,000 to Chinese employees of Feihe Dairy for bonuses, issued pursuant to a Form S-8 registration statement.

The Company issued 428,570 shares of its common stock pursuant to the exercise of warrants at $1.75 each for a total consideration paid of $750,000.

The Company issued 47,000 shares of restricted common stock valued at $286,000 for bonuses to directors and to others for consulting services.

The Company issued 2,000 share of unrestricted common stock valued at $11,000 for consulting services, issued pursuant to a Form S-8 registration statement.


During the six months ended June 30, 2006, the Company had stock transactions detailed below:

The Company issued 88,250 shares of common stock valued at $910,842 for bonuses to directors and key employees.

Warrants for 172,761 shares of restricted common stock were exercised for a total consideration of $345,848.


16. INCOME TAX

A reconciliation of tax at the statutory rates to the Company's effective rate are as follows:

                                                               Year Ended December 31,
                                                          2005           2004          2003
                                                      -----------    -----------    ---------
Computed  expected  tax  expense                      $ 4,418,000    $ 2,369,000    $ 903,000
Increases (reductions) in taxes result from:
Add  back  effect  of  U.S.  losses                       686,000        245,000      277,000
Foreign  income  subject  to  foreign
  income  tax  but  not  expected  to  be
  subject  to  U.S.  tax  in  foreseeable
  future - Adjustment  due  to  change
  in  effective  tax  rates                              (492,000)      (430,000)    (155,000)
BaiQuan Dairy 2003 tax liability waived by province            --       (262,000)          --
Foreign  income  subject  to  foreign
  tax holiday but not expected to be
  subject  to  U.S.  tax  in  foreseeable
  future                                               (4,612,000)    (2,184,000)    (686,000)
                                                      -----------    -----------    ---------
Actual  income tax expense (benefit)                  $        --    $  (262,000)   $ 339,000
                                                      ===========    ===========    =========

Under the Provisional Regulation of the PRC, income tax is payable by enterprises at a rate of 33% of their taxable income. Feihe Dairy has been granted a tax holiday of seven years for full enterprise income paid during that period. This tax holiday will expire in April of 2009. The enterprise taxes paid during 2004 and 2003 were accrued (waived) by Sanhao Dairy and BaiQuan Dairy as follows:

                              AMERICAN DAIRY, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

                             Year Ended December 31,
                             -----------------------

                                 2005        2004         2003
                              ---------   ---------    ---------
             Sanhao  Dairy    $      --          --    $  77,000
             BaiQuan  Dairy          --    (262,000)     262,000
                              ---------   ---------    ---------
               Total          $      --   $(262,000)   $ 339,000
                              =========   =========    =========

The tax holiday resulted in tax savings as follows:


                              Six Months Ended             Year Ended December 31,
                                  June 30,           =====================================
                              2006         2005          2005          2004        2003
                          ===========   ==========    ===========   ===========   =========
Approximate tax savings   $ 2,016,000   $1,247,000    $ 4,612,000   $ 2,455,000   $ 685,000

Benefit per share

   Basic                  $       .14   $      .09    $      0.33   $      0.20   $    0.07

   Diluted                $       .12   $      .08    $      0.30   $      0.18   $    0.07


The Company has a U.S net operating loss carryforward of approximately $2,914,000 which will begin expiring in 2022. For financial reporting purposes the deferred tax asset of $1,137,000 associated with this loss carryforward is fully reserved as of December 31, 2005.

Although it is not anticipated in the foreseeable future, should the parent company receive dividends from its foreign subsidiaries, these dividends would be fully taxable, subject to an offset for foreign taxes paid on these earnings. The Company has not provided any accrual for any tax liabilities that might be incurred for the receipt of dividends from its foreign subsidiaries.

17. EARNINGS PER SHARE

Statement of Financial Accounting Standards No. 128, Earnings Per Share, requires presentation of basic and diluted earnings per share (EPS), as defined, on the face of the statements of operations for all entities with complex capital structures. SFAS No. 128 requires a reconciliation of the numerator and denominator of the basic and diluted earnings per shares (EPS) computations. The following reconciles the components of the EPS computation:

                              AMERICAN DAIRY, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


                                                      Income         Shares       Per Share
                                                    (Numerator)   (Denominator)    Amount
                                                    -----------   -------------   ---------
For the three months ended June 30, 2006
Basic EPS income available to common shareholders   $ 5,261,967      14,579,828   $     .36

Effect of dilutive securities:
Convertible notes                                       108,000         525,938        (.01)
                                                    -----------   -------------   ---------
Warrants issued                                              --       2,007,794        (.04)
                                                    -----------   -------------   ---------

Diluted EPS income available to common              $ 5,369,967      17,113,560   $     .31
                                                    ===========   =============   =========

For the three months ended June 30, 2005
Basic EPS income available to common shareholders   $ 2,823,250      13,756,377   $     .21
                                                    -----------   -------------   ---------

Effect of dilutive securities:
Warrants issued                                                       1,653,561   $    (.03)
                                                    -----------   -------------   ---------
Diluted EPS income available to common              $ 2,823,250      15,409,938   $     .18
                                                    ===========   =============   =========

                                           Income       Shares Per     Share
                                         (Numerator)   (Denominator)   Amount
                                         -----------   -------------   ------
For the six months ended June 30, 2006
Basic EPS income available to Common
shareholders                             $10,026,467      14,373,202   $  .70

Effect of dilutive securities:
Convertible notes                            250,000         525,937   $ (.02)
                                         -----------   -------------   ------
Warrants issued                                   --       1,960,968   $ (.09)
                                         -----------   -------------   ------

Diluted EPS income available to Common
shareholders                             $10,276,467      16,860,107   $  .61
                                         ===========   =============   ======
For the year ended June 30, 2005
Basic EPS income available to Common
shareholders                             $ 5,456,577      13,656,918   $  .40
                                         -----------   -------------   ------
Effect of dilutive securities:
Warrants issued                                            1,653,561   $ (.04)
                                         -----------   -------------   ------
Diluted EPS income available to Common
shareholders                             $ 5,456,577      15,310,479   $  .36
                                         ===========   =============   ======


                                           Income       Shares Per     Share
                                         (Numerator)   (Denominator)   Amount
                                         -----------   -------------   ------
For the year ended December 31, 2005

Basic EPS income available to Common
shareholders                             $11,629,000      13,931,006   $  .83

Effect of dilutive securities:
Warrants issued                                   --       1,643,533   $  .08
Convertible notes                            304,000         482,534   $  .01

Diluted EPS income available to Common   $11,933,000      16,057,073   $  .74
shareholders

For the year ended December 31, 2004

Basic EPS income available to Common     $ 6,258,000      12,077,085   $  .52
shareholders

Effect of dilutive securities:
Warrants issued                                            1,378,615   $  .05

Diluted EPS income available to Common   $ 6,258,000      13,455,700   $  .47
shareholders

For the year ended December 31, 2003

Basic EPS income available to Common
shareholders                             $ 2,037,000      10,535,964   $  .19

Effect of dilutive securities:
Warrants issued                                                   --       --

Diluted EPS income available to Common   $ 2,037,000      10,535,964   $  .19
shareholders

During the year ended December 31, 2005, the Company issued Series A and Series B Convertible Notes (See Notes 12 and 13). These notes allow the holder to convert each note to common stock of the Company at any time during the term of the note.

                              AMERICAN DAIRY, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


18. STOCK OPTIONS AND WARRANTS

Effective May 7, 2003, the Company adopted and approved its 2003 Incentive Stock Plan (the "Plan") which reserved 3,000,000 shares of Common Stock for issuance under the Plan. The Plan allows the Company to issue awards of incentive non-qualified stock options, stock appreciation rights, and stock bonuses to directors, officers, employees and consultants of the Company which may be subject to restrictions. The Company applies APB 25 and related interpretations in accounting for its plan. Compensation for services that a corporation receives under APB 25 through stock-based compensation plans should be measured by the quoted market price of the stock at the measurement date less the amount, if any, that the individual is required to pay. Compensation expense of $434,000, $940,000, and $97,000 was recorded during the three months ended March 31, 2006 and the years ended December 31, 2005 and 2004, respectively, related to the Plan.


As of December 31, 2005, the Company had 2,539,832 warrants outstanding at an average exercise price of $2.23 per warrant for one share each of the Company's common stock. The warrants will expire five years from the issuance date, with 1,042,858 expiring in 2006 and the balance of 1,496,974 expiring in 2007. During the year ended December 31, 2005, 428,570 warrants were exercised for $1.75 per share, resulting in proceeds of $750,000 to the Company.

As of June 30, 2006, the company had 2,367,071 warrants outstanding at an average exercise price of $2.40 per warrants for one share each of Company's common stock. The warrants will expire five years from issuance date, with 1,042,858 expiring in 2006 and the balance of 1,324,213 expiring in 2009. During the six months ended June 30, 2006, 172,761 warrants were exercised for $2.00 per share, resulting in proceeds of $345,000 to the Company.


Information with respect to outstanding warrants to service providers is as follows:

                                                                         Average
                                                                        Exercise
                                                         Shares       Price
                                                       ----------    --------

Outstanding warrants at beginning of year               2,968,402    $   2.16
Warrants granted                                               --          --
Exercised                                                (428,570)       1.75
Expired                                                        --          --
                                                       ----------    --------
Outstanding warrants at December 31, 2005               2,539,832    $   2.23


Exercised during six month ended
   June 30, 2006                                          172,761        2.00
                                                       ----------    --------
Outstanding warrants at June 30, 2006                  2,367,071    $   2.40
                                                       ==========    ========

                Warrants Outstanding            Warrants Exercisable
       -------------------------------------   ----------------------
         Shares        Average      Average      Shares      Average
       Outstanding    Remaining     Exercise   Outstanding   Exercise
         6/30/06     Life (Years)    Price       6/30/06      Price
       -----------   ------------   --------   -----------   --------
         2,367,071            2.5   $   2.40     2,367,071   $   2.40
       ===========   ============   ========   ===========   ========



19. COMMITMENTS


As of June 30, 2006, the Company has future commitments for land use rights totaling $277,275.

                              AMERICAN DAIRY, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2006, there were no minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year.

Rent expense incurred during the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004, and 2003 totaled $32,000, $8,000, $63,000,
$23,000 and $6,000, respectively.


In accordance with the terms and conditions of a Sale and Purchase Agreement dated February 23, 2005 between Feihe Dairy and a vendor for the sale and purchase of a land use right in Beijing, in the People's Republic of China, Feihe Dairy agreed to acquire the commercial property for consideration of $1,009,000 of which three installments totaling $404,000 have been paid as of December 31, 2005.

In accordance with the terms and conditions of a Sale and Purchase Agreement dated July 25, 2003, the Company has agreed to acquire land use rights and a factory in Kedong County for a total consideration of $401,000. At the Company's option the liability could be settled through payment of cash consideration or through the issuance of 200,000 shares of its common stock. This option had not expired as of December 31, 2005. The Company accrued the liability during the year ended December 31, 2004. As of December 31, 2005 the Company had not settled the commitment.

20. SUBSEQUENT EVENTS

In January 2006 the Company signed an agreement with the government of Gannan County, in Heilongjiang Province in The People's Republic of China to build a new milk processing plant. Under the terms of the agreement the Company will receive land, tax incentives, and subsidies as well as certain exclusive distribution and milk processing rights within the local market.

21. QUARTERLY FINANCIAL DATA (UNAUDITED)


Summarized unaudited quarterly financial data for 2006, 2005 and 2004 are as follows:

                                               Quarters Ended
                   ------------------------------------------------------------------------------------
                     June 30,     March 31     December 31,   September 30,     June 30,      March 31,
                       2006          2006          2005            2005           2005          2005
                                 (unaudited)
                   -----------   -----------   ------------   -------------   -----------   -----------
Sales              $26,110,000   $25,893,000   $ 24,486,000   $  14,274,000   $15,143,000   $14,121,000

Gross profit        12,881,000    13,528,000      8,190,000       6,744,000     7,550,000     6,824,000

Net income           5,262,000     4,764,000      3,995,000       2,179,000     2,823,000     2,633,000
Net earnings per
common share:
     Basic         $      0.36   $      0.34   $       0.27   $        0.16   $      0.21   $      0.19
     Dilutued      $      0.31   $      0.29   $       0.25   $        0.14   $      0.18   $      0.17

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS, OR OF ANY SALE OF OUR COMMON STOCK.

                                TABLE OF CONTENTS

Prospectus Summary.........................................................   5
The Offering...............................................................   5
Summary Consolidated Financial Information.................................   6
Risk Factors...............................................................   8
Forward Looking Statements.................................................  12
Business...................................................................  13
Management's Discussion and Analysis of Financial Condition or Plan of
Operations.................................................................  20
Market for Registrant's Common Equity, Related Stockholder Matters and
    Issuer Purchases of Equity Securities..................................  29
Selling Stockholders.......................................................  30
Management.................................................................  33
Security Ownership of Management and Principal Shareholders................  34
Certain Relationships and Related Transactions.............................  36
Plan of Distribution.......................................................  37
Description of Capital Stock...............................................  38
Legal Matters..............................................................  38
Experts....................................................................  38
Where You Can Find Additional Information..................................  39
Consolidated Financial Statements.......................................... F-2


UNTIL ________________________, 2005 (25 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

DEALERS ARE ALSO OBLIGATED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              American Dairy, Inc.

                                  COMMON STOCK

                                   PROSPECTUS

                       _____________________________, 2006

UNTIL ________________________, 2006 (25 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

DEALERS ARE ALSO OBLIGATED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              American Dairy, Inc.
                                  COMMON STOCK
                                   PROSPECTUS
                       _____________________________, 2006

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

                                                    Amount to
                                                     Be Paid
                                                    ---------
SEC registration fee                                 $ 5,934
Legal fees and expenses                              $
Accounting fees and expenses                         $10,000
Printing and Engraving                               $   300
Blue Sky fees and expenses (including legal fees)    $
Transfer agent fees                                  $ 1,000
  Miscellaneous                                      $ 5,000
                                                     -------
Total                                                $     *
                                                     -------

----------
*     To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 607-0850 of the Utah Business Corporation Act authorizes a corporation to indemnify directors and officers who were or are a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement by attorneys' fees actually and reasonably incurred by him inconnection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Article X of the Articles of Incorporation of American Dairy limits the liability of directors, officers, and employees of American Dairy to the fullest extent provided by the Utah Business Corporation Act.

Article VI of the Bylaws of American Dairy provides that American Dairy shall indemnify all of its officers and directors, past, present and future, against any and all expenses incurred by them, including but not limited to legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action brought against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors of American Dairy, except as specifically provided therein.

The indemnification provisions in the Registrant's Articles of Incorporation and in its Bylaws may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act. The Registrant, with approval by the Registrant's Board of Directors, expects to obtain directors' and officers' liability insurance. Reference is made to the following documents filed as exhibits to this registration statement by incorporation by reference to the Exhibits to the Form 10-SB registration statement of the Registrant (File No. 333-93583) regarding relevant indemnification provisions described above and elsewhere herein:
American Dairy has not entered into indemnification agreements with American Dairy's directors and officers. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of stockholders or directors or otherwise.

ITEM 15. Recent Sales of Unregistered Securities

The following sets forth a description of all sales and issuances of American Dairy's securities during the previous three years. American Dairy relied upon one or more exemptions from registration under the Securities Act of 1933, including Section 4(2) of the Securities Act of 1933, Rule 506 of Regulation D, and Regulation S with respect to certain sales to non-U.S. persons, as defined by Regulations S.

During the three months ended June 30, 2003, American Dairy issued restricted Common Stock in connection with its acquisition of American Dairy Holdings, Inc. on May 7, 2003, in reliance upon Section 4 (2) of the Securities Act of 1933, as amended, and Regulation S thereunder to the following persons:

Name                                Number of Shares
---------------------------------   ----------------
Leng You-Bin                            8,129,032
Liu Sheng-Hui                             387,476
Wu Zhi-Gang                               329,974
Belmont Capital Group Limited             301,318
Li Jin Bing                               100,440
American Eastern Securities, Inc.          42,436
Charles Hung                              100,440
Charlie Yang                              100,440
Eric Larsen                                42,938
                                        ---------
                                        9,534,494
                                        =========

Effective May 7, 2003, American Dairy acquired 100% of American Flying Crane Corporation (formerly "American Dairy Holdings, Inc.") ("AFC") in a stock-for-stock exchange. AFC had previously acquired 100% of the ownership of the registered capital of Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") in February 2002 for $2,586,311 (U.S.) from the registered owners of Feihe Dairy, owned primarily by Mr. Leng You-Bin who is the principal stockholder, director, Chief Executive Officer and President of American Dairy. As a result of this acquisition, AFC owed approximately $1,866,311 to Mr. Leng You-Bin after approximately $700,000 having been paid to him by American Dairy. During June 2003, American Dairy and Mr. Leng You-Bin agreed to cancel the remaining debt of $1,866,311 in exchange for the issuance of 943,156 shares of the restricted Common Stock of American Dairy.

In May 2003, American Dairy entered into a consulting agreement (the "Consulting Agreement") with Danbury Properties, LLC, a Utah limited liability company ("Danbury"), of which Jack M. Gertino, the former President and a director of American Dairy, and James C. Lewis, a former director of American Dairy, are members. During the one-year period of Danbury's engagement, Danbury has agreed to provide to American Dairy consulting services in the areas of financial and management planning, financing assistance and capital formation. In exchange for such services, Danbury will receive $60,000 in cash compensation, and 240,000 shares of post-split Common Stock. In addition, American Dairy has agreed to pay the sum of $12,000 for the cancellation of all outstanding options held by Messrs. Gertino and Lewis. This transaction cannot be considered the result of arms' length negotiations.

On July 31, 2003, American Dairy issued 858,503 shares of restricted Common Stock to Mr. Leng You-Bin, a director and the President of American Dairy, in payment of $1,886,311 in loans previously made to American Dairy, in reliance upon Regulation S under the Securities Act of 1933.

During July and August 2003, American Dairy issued 40,611 shares of restricted Common Stock to American Eastern Securities, Inc. In exchange for financial consulting services, in reliance upon Section 4 (2) of the Securities Act of 1933.

During August 2003, American Dairy issued 285,715 shares of restricted Common Stock to the Sundra Luminus Fund, Inc. for $500,000 in reliance upon Regulation S under the Securities Act of 1933.

During December 2003, American Dairy issued 500,000 shares of restricted Common Stock at $2.00 per share to residents and citizens of The People's Republic of China and private investors in reliance upon Rule 506 of Regulation D and Regulation S under the Securities Act of 1933.

On August 28, 2003, American Dairy issued warrants to purchase 1,142,856 shares of its Common Stock to American Eastern Securities, Inc. and Belmont Capital Group Limited that are exercisable for $1.75 per share for a term of three years.

Effective October 16, 2003, American Dairy closed an unregistered offering of $1,187,955 shares of its Common Stock and warrants that was made only to accredited purchasers as defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). The offering was made in reliance upon Rule 506 of Regulation D under the Act. The offering realized $2,672,898 in total subscriptions for its Common Stock and warrants. American Dairy paid $267,288 in total commissions and discounts to its principal underwriters, American Eastern Securities, Inc. and Keating Securities, L.L.C. In connection with the offering, American Dairy issued warrants to the subscribers to purchase a total of $1,187,955 shares of its Common Stock at an exercise price of $2.25 per share for a term of 5 years; and issued warrants to the underwriters to purchase 237,591 shares of the Common Stock of American Dairy at an exercise price of $1.50 per share for a term of 5 years.

On June 7, 2004, the Board of Directors approved the issuance of 31,000 shares of restricted Common Stock to Wu Zhi Gang, Lee Sui Lan, Karney Chang and Charles Hung, Jr. for services in reliance upon Section 4 (2) under the Securities Act of 1933, as amended, and Regulation S thereunder.

On June 17, 2004, the Board of Directors approved a consulting agreement with Mr. Jay Rice, including the monthly issuance of 5,000 shares of restricted Common Stock to him in reliance upon Section 4 (2) under the Securities Act of 1933, as amended.

Effective June 30, 2004, American Dairy closed an unregistered offering of two of its Series B Convertible Notes in the total amount of $5,000,000 that bear interest at 7.5% per annum for a term of two years, which are convertible into the Common Stock of the Company at $10.00 per share at any time during the two-year term of the notes. American Dairy has received payment of $2,500,000 (U.S.) on or before August 14, 2005. The sale was made to one accredited institutional investor, as defined by Rule 501 (a) of Regulation D promulgated under the Securities Act of 1033, as amended (the "Act"). The offering was made in reliance upon an exemption form registration under Section 4(2) of the Act.

During the three months ended September 30, 2004, American Dairy issued restricted Common Stock to 20 "Accredited Investors" in connection with its private placement of its Common Stock, in reliance upon Rule 506 of Regulation D, and in reliance upon Section 4 (2) of the Securities Act of 1933.

During the three months ended September 30, 2004, American Dairy issued 7,000 shares of restricted Common Stock to each director of American Dairy as payment for director fees, in reliance upon Section 4 (2) under the Securities Act of 1933, specifically to: Mr. Leng You-Bin, Ms. Hui-Lan Lee, Mr. Liu Hua, and Ms. Liu Sheng-Hui.

Effective December 6, 2004, American Dairy, Inc. (the "Company") closed an unregistered sale of 571,429 shares of its restricted Common Stock at $3.50 per share with warrants to purchase 285,715 shares of American Dairy's Common Stock at $3.80 per share that was made to an accredited investor, as defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). The sale was made in reliance upon an exemption from registration under Section 4 (2) of the Act.

Effective April 27, 2005, the Company issued to Pike Capital Partners LP a Series A Convertible Note in the principal amount of $3,000,000 that bears interest at 6 1/2% per annum for a term of one year, which is convertible into the Common Stock of the Company at $8.00 per shares at any time during the term of the note. The sale was made to one accredited institutional investor, as defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. The offering was made in reliance upon an exemption from registration under Section 4(2) of the Act. This note has since been converted in accordance with its terms into 399,375 shares of the Company's common stock which were allocated between Pike Capital Partners LP and Pike Capital Partners
(QP) LP.

On May 27, 2005, the Company issued 314,285 shares of restricted Common Stock to three individuals for services in reliance upon Section 4(2) under the Securities Act of 1933, as amended.

Effective June 30, 2005, the Company issued to Pike Capital Partners LP two of its Series B Convertible Notes in the total principal amount of $5,000,000 that bear interest at 7 1/2% per annum for a term of two years, which are convertible into the Common Stock of the Company at $10.00 per share at any time during the two-year term of the note. The sale was made to one accredited institutional investor, as defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. The offering was made in reliance upon an exemption from registration under Section 4(2) of the Act.

On September 13, 2005, the Company issued a total of 27,000 shares of its restricted common stock to the members of the Board of Directors as annual directors' fees in the amount of 4,500 shares to each director, including Mr. Leng You Bin, Liu Hua, Lui Sheng-Hui, Hui Lan Lee, Dr. Kevin L. Tseng, and Kirk
G. Downing, in reliance upon Section 4(2) under the Securities Act of 1933.

On September 13, 2005, the Company issued a total of 20,000 shares of its restricted common stock to four consultants to the Company for services; 5,000 shares each to Charles Hung, Jr., Trang Chong Hung, Mathew Wong and Liu Gang in reliance upon Section 4(2) under the Securities Act of 1933.

During the three months ended December 31, 2005, warrants to purchase 114,285 shares of restricted common stock of American Dairy were exercised for $200,000, in reliance upon Section 4(2) under the Securities Act of 1933.

On February 15, 2006, the Company issued 4,500 restricted shares of its Common Stock to each of the directors of the Company for their services to the Company as members of the Board of Directors, specifically to Mr. Leng You-Bin, Liu Hua, Liu Sheng-Hui, Hui Lan-Lee, Kevin Tseng, and Kirk Downing, in reliance upon
Section 4(2) under the Securities Act of 1933.

On February 15, 2006, the Company issued restricted shares of its Common Stock to consultants of the Company for their services, specifically, Charles Hung, Jr. (5,000 shares), Trang Chung Hung (5,000 shares), Matthew Wong (2,500 shares), Sun-Kaipan (2,500 shares), Liu Gang (5,000 shares), and Joanne Marie Hung (2,000 shares), in reliance upon Section 4(2) under the Securities Act of 1933.

On February 6, 2006, the Company issued 10,000 shares of restricted Common Stock to Keating Securities Inc. in connection with its exercise of a warrant in reliance upon Section 4(2) under the Securities Act of 1933.

On March 2, 2006, the Company issued 5,000 shares of restricted Common Stock to John G. Hutchens in connection with his exercise of a warrant in reliance upon
Section 4(2) under the Securities Act of 1933.


Effective October 3, 2006, American Dairy, Inc. closed an unregistered offering of convertible notes in the aggregate principal amount of $18.2 million that bear interest at 7.75% per annum for a term of three years, payable at maturity in shares of common stock. Under the terms of the financing, the notes are convertible into the Company's common shares at $14.50 per share, subject to certain conditions. We also issued to the debenture holders warrants to purchase approximately 251,000 shares of our common stock at an exercise price of $14.50 per share. The warrants have a term of six years. The sale of notes and warrants was made to accredited institutional investors, as defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). We made the offering in reliance upon an exemption from registration under Section 4(2) of the Act and Rule 506 of Regulation D thereunder.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES FROM FORM S-1

NUMBER   DOCUMENT

2 Stock Exchange Agreement, dated as of January 15, 2003, by and among Lazarus Industries, Inc., American Dairy Holdings, Inc., a Delaware corporation, and all of the shareholders of American Dairy Holdings, Inc. (1)

3.1      Articles of Incorporation (2)

3.2      Amendment to Articles of Incorporation (3)

3.3      By-Laws(2)

4.1 Private Placement Memorandum, together with subscription documents, dated as of June 30, 2003.

4.2 Private Placement Memorandum, together with subscription documents, dated as of April 26, 2004.

4.3 Private Placement Memorandum, together with subscription documents, dated as of June 30, 2004.

4.4      Series B Convertible Note(4)

5        Legal Opinion and Consent

10.1     Stock Exchange Agreement (4)

10.2     Amendment to Stock Exchange Agreement, dated March 5, 2003 (5)

10.3 Consulting Agreement by and between American Dairy, American Dairy Holdings, Inc. and Danbury Properties, L.L.C., dated March 28, 2003,
         (6)

10.4     2003 Stock Incentive Plan (7)

10.5 Joint Venture Agreement to organize Shanxi Feihesantai Biology Science and Technology Industry, Ltd. (8)

10.6 Asset Purchase Agreement dated May 20, 2005, with Nutricia Nutritionals Co., Ltd. of Heilongjiang (without all exhibits thereto) (9)

10.7     Code of Ethics (10)

10.8 Stock Purchase Agreement dated March 28, 2003, by and between American Dairy and American Diary Holdings, Inc. and certain American Dairy shareholders (11)

10.9     China Construction Bank Loan Agreement

10.10    Construction Agreement

23.1     Consent of Murrell, Hall, McIntosh & Co., PLLP


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

(1) Incorporated herein by reference to the Company Current Report on Form 8-K, as filed with the Securities and Exchange Commission on January 21, 2003.

(2) Incorporated herein by reference to the Company's Registration Statement on Form 10-SB, as filed with the Securities and Exchange Commission on September 16, 1999.

(3) Incorporated herein by reference to the Company's Form 10-KSB/A of American Dairy, Inc. for its fiscal year ended December 31, 2003 filed on April 11, 2004.

(4) Incorporated herein by reference to the Company's Form 10-Q of American Dairy, Inc. for its fiscal quarter ended September 30, 2005 filed on November 14, 2005.

(5) Incorporated herein by reference to Exhibit 2.1 to American Dairy's Form 8-K current report as filed with the Securities and Exchange Commission on January 21, 2003.

(6) Incorporated herein by reference to Exhibit 2.2 of American Dairy's Form 8-K current report as filed with the Securities and Exchange Commission on March 5, 2003.

(7) Incorporated herein by reference to Exhibit 10.3 to the Form 10-KSB annual report of Lazarus Industries, Inc. for its fiscal year ended December 31, 2002.

(8) Incorporated herein by reference to Exhibit 10 to American Dairy's Form S-8 Registration statement filed on April 4, 2005 (File No. 333-123932).

(9) Incorporated herein by reference to Exhibit 10.1 to the Form 10-QSB of American Dairy for the three month period ended March 31, 2004.

(10) Incorporated herein by reference to the Form 8-K current report filed by American Dairy on May 26, 2005.

(11) Incorporated herein by reference to Exhibit 14 to the Form 10-KSB of American Dairy for its fiscal year ended December 31, 2004.

(12) Incorporated herein by reference to Exhibit 10.4 to the Form 10-KSB annual report of Lazarus Industries, Inc. for its fiscal year ended December 31, 2002.

*     To be filed by amendment.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide certificates in such denominations and registered in such names as required by the purchasers to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

d. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

e. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or
      (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

f. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

g. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

      The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned in the City of Beijing in The People's Republic of China, on October 5, 2006.


                                        AMERICAN DAIRY, INC.


                                        By: /s/ Leng You-Bin
                                            -------------------------------
                                            Leng You-Bin, President


/s/ Leng You-Bin
-------------------------------                    October 5, 2006
Leng You-Bin
Director, Chief Executive Officer
and President


/s/ Liu Hua
-------------------------------                    October 5, 2006
Liu Hua
Chief Financial Officer, Principal Accounting
and Financial Officer, Secretary and Treasurer


/s/ Liu Sheng-Hui
-------------------------------                    October 5, 2006
Liu Sheng-Hui, Director


/s/ Hui-Lan Lee
-------------------------------                    October 5, 2006
Hui-Lan Lee, Director


-------------------------------                    October 5, 2006
Dr. Kevin L. Tseng, Director


-------------------------------                    October 5, 2006
Kirk G. Downing, Director



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